Exhibit 99.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Reckson Associates Realty Corp. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2005. Management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Reckson Associates Realty Corp.

We have audited the accompanying consolidated balance sheets of Reckson Associates Realty Corp. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. We have also audited the accompanying financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Reckson Associates Realty Corp. at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Reckson Associates Realty Corp.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 7, 2006 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

New York, New York
March 7, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Reckson Associates Realty Corp.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Reckson Associates Realty Corp. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Reckson Associates Realty Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Reckson Associates Realty Corp. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Reckson Associates Realty Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2005 consolidated financial statements of Reckson Associates Realty Corp. and our report dated March 7, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York
March 7, 2006

RECKSON ASSOCIATES REALTY CORP.
Consolidated Balance Sheets
(in thousands, except share amounts)

	December 31,
	2005	2004
Assets
Commercial real estate properties, at cost: (Notes 2, 3, 5 and 6)
Land	$430,064	$353,408
Buildings and improvements	2,823,020	2,273,419
Developments in progress:
Land	123,761	90,976
Development costs	99,570	42,169
Furniture, fixtures and equipment	12,738	11,609

	3,489,153	2,771,581
Less accumulated depreciation	(532,152)	(434,112)

Investments in real estate, net of accumulated depreciation	2,957,001	2,337,469
Properties and related assets held for sale, net of accumulated depreciation (Note 6)	194,297	405,353
Investments in real estate joint ventures (Note 6)	61,526	6,657
Investments in notes receivable (Note 6)	174,612	85,855
Cash and cash equivalents	17,468	25,137
Tenant receivables	20,196	9,427
Investments in affiliate loans and joint ventures (Note 8)	59,324	60,951
Deferred rents receivable	138,990	108,791
Prepaid expenses and other assets	109,197	59,125
Contract and land deposits and pre-acquisition costs	184	121
Deferred leasing and loan costs, net of accumulated amortization of $45,332 and $53,021, respectively	78,411	68,722

Total Assets	$3,811,206	$3,167,608

Liabilities
Mortgage notes payable (Note 2)	$541,382	$576,719
Mortgage notes payable and other liabilities associated with properties held for sale (Note 6)	84,572	35,638
Unsecured credit facility (Note 3)	419,000	235,500
Senior unsecured notes (Note 4)	980,085	697,974
Accrued expenses and other liabilities	120,994	72,059
Deferred revenues and tenant security deposits (Note 6)	75,903	47,535
Dividends and distributions payable	36,398	35,924

Total Liabilities	2,258,334	1,701,349

Minority partners’ interests in consolidated partnerships	217,705	211,178
Preferred unit interest in the operating partnership	1,200	1,200
Limited partners’ minority interest in the operating partnership	33,498	53,231

	252,403	265,609

Commitments and contingencies (Notes 10 and 13)	—	—

Stockholders’ Equity (Note 7)
Preferred Stock, $.01 par value, 25,000,000 shares authorized	—	—
Common Stock, $.01 par value, 200,000,000 shares authorized 82,995,931 and 80,618,339 shares issued and outstanding, respectively	830	806
Accumulated other comprehensive income	1,819	1,789
Treasury Stock, 3,318,600 shares	(68,492)	(68,492)
Retained earnings	56,868	—
Additional paid in capital	1,309,444	1,266,547

Total Stockholders’ Equity	1,300,469	1,200,650

Total Liabilities and Stockholders’ Equity	$3,811,206	$3,167,608

(see accompanying notes to financial statements)

RECKSON ASSOCIATES REALTY CORP.
Consolidated Statements of Income
(in thousands, except share amounts)

	For the year ended December 31,
	2005	2004	2003

Property operating revenues (Note 10):
Base Rents	$468,034	$422,012	$353,654
Tenant escalations and reimbursements	78,114	71,369	57,003

Total property operating revenues	546,148	493,381	410,657

Operating expenses:
Property operating expenses	219,041	199,133	164,931
Marketing, general and administrative	32,438	29,967	31,442
Depreciation and amortization	126,662	111,765	97,729

Total operating expenses	378,141	340,865	294,102

Operating income	168,007	152,516	116,555

Non-operating income and expenses:
Gains on sales of real estate	92,130	—	—
Interest income on notes receivable (including $2,308 $1,816 and $3,865, respectively from related parties)	14,118	7,129	6,568
Investment and other income	11,787	11,914	17,641
Interest:
Expense	(110,891)	(95,920)	(78,580)
Amortization of deferred financing costs	(4,166)	(3,721)	(3,239)
Long term incentive compensation expense (Note 7)	(23,534)	—	—
Restructuring charges — net (Note 8)	—	—	(11,580)

Total non-operating income and expenses	(20,556)	(80,598)	(69,190)

Income before minority interests, preferred dividends and distributions, equity in earnings of real estate joint ventures and discontinued operations	147,451	71,918	47,365
Minority partners’ interests in consolidated partnerships	(15,749)	(18,507)	(16,857)
Limited partners’ minority interest in the operating partnership	(4,264)	(1,314)	(983)
Distributions to preferred unit holders	—	(541)	(1,093)
Equity in earnings of real estate joint ventures	1,371	603	30

Income before discontinued operations and dividends to preferred shareholders	128,809	52,159	28,462
Discontinued operations (net of minority interests):
Income from discontinued operations	7,373	6,493	19,288
Gains on sales of real estate	61,459	11,776	115,771

Net Income	197,641	70,428	163,521
Dividends to preferred shareholders	—	(12,236)	(21,267)
Redemption charges on Series A preferred stock	—	(15,812)	—

Net income allocable to common shareholders	$197,641	$42,380	$142,254

Net income allocable to:
Common shareholders	$197,641	$42,380	$124,966
Class B common shareholders	—	—	17,288

Total	$197,641	$42,380	$142,254

(see accompanying notes to financial statements)

RECKSON ASSOCIATES REALTY CORP.
Consolidated Statements of Income — Continued
(in thousands, except share amounts)

	For the year ended December 31,
	2005	2004	2003

Basic net income per weighted average common share:
Common	$.49	$.35	$.10
Gains on sales of real estate	1.08	—	—
Discontinued operations	.84	.27	2.45

Basic net income per common share	$2.41	$.62	$2.55

Class B common	$—	$—	$.30
Gains on sales of real estate	—	—	—
Discontinued operations	—	—	1.64

Basic net income per Class B common share	$—	$—	$1.94

Basic weighted average common shares outstanding:
Common	82,082,000	68,871,000	49,092,000
Class B common	—	—	8,910,000

Diluted net income per weighted average common
Common	$2.40	$.61	$2.54
Class B common	$—	$—	$1.90

Diluted weighted average common shares outstanding:
Common	82,515,000	69,235,000	49,262,000
Class B common	—	—	8,910,000

(see accompanying notes to financial statements)

RECKSON ASSOCIATES REALTY CORP.
Consolidated Statements of Stockholders’ Equity
(in thousands)

	Preferred Stock	Common Stock	Treasury Stock	Additional Paid in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total Stockholders’ Equity	Comprehensive Income	Limited Partners’ Minority Interest

Balance at January 1, 2003	$108	$581	$(63,954)	$1,005,494	$—	$—	$942,229	$—	$71,420

Issuance of OP Units	—	—	—	—	—	—	—	—	11,180
Redemption of OP Units	—	—	—	(42,805)	—	—	(42,805)	—	(40,189)
Proceeds from exercised stock options and long-term compensation issues	—	2	—	5,964	—	—	5,966	—	—
Repurchases of common stock	—	—	(4,538)	—	—	—	(4,538)	—	—
Net income allocable to common Shareholders	—	—	—	—	—	142,254	142,254	$142,254	14,110
Dividends and distributions paid and payable	—	—	—	—	—	(106,497)	(106,497)	—	(12,003)

Balance at December 31, 2003	108	583	(68,492)	968,653	—	35,757	936,609	$142,254	44,518

Issuance of OP Units	—	—	—	—	—	—	—	—	16,521
Redemption of OP Units	—	5	—	14,657	—	—	14,662	—	(14,820)
Proceeds from exercised stock
options and long-term compensation issues	—	31	—	66,737	—	—	66,768	—	2,199
Issuance of common stock	—	150	—	419,383	—	—	419,533	—	13,823
Repurchase, exchange and redemption of preferred stock	(108)	37	—	(157,026)	—	—	(157,097)	—	(5,175)
Net income allocable to common Shareholders	—	—	—	—	—	42,380	42,380	$42,380	2,303
Net unrealized gains on derivative instruments	—	—	—	—	1,789	—	1,789	1,789	—
Dividends and distributions paid and payable	—	—	—	(45,857)	—	(78,137)	(123,994)	—	(6,138)

Balance at December 31, 2004	—	806	(68,492)	1,266,547	1,789	—	1,200,650	$44,169	53,231

Issuance of OP Units	—	—	—	—	—	—	—	—	5,408
Redemption of OP Units	—	16	—	25,170	—	—	25,186	—	(27,121)
Proceeds from exercised stock options and long-term compensation issues	—	8	—	17,727	—	—	17,735	—	—
Net income allocable to common Shareholders	—	—	—	—	—	197,641	197,641	$197,641	6,926
Net unrealized gains on derivative instruments	—	—	—	—	(186)	—	(186)	(186)	—
Reckson’s share of joint venture net unrealized gains on derivative instruments	—	—	—	—	216	—	216	216	—
Dividends and distributions paid and payable	—	—	—	—	—	(140,773)	(140,773)	—	(4,946)

Balance at December 31, 2005	$—	$830	$(68,492)	$1,309,444	$1,819	$56,868	$1,300,469	$197,671	$33,498

(see accompanying notes to financial statements)

RECKSON ASSOCIATES REALTY CORP.
Consolidated Statements of Cash Flows
(in thousands)

	For the year ended December 31,
	2005	2004	2003

Cash Flows From Operating Activities:
Net Income	$197,641	$70,428	$163,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including discontinued operations)	137,480	121,285	116,633
Minority partners’ interests in consolidated partnerships	15,749	21,040	17,972
Limited partners’ minority interest in the operating partnership	6,926	2,303	14,110
Gain on sales of real estate	(155,640)	(14,787)	(126,789)
Undistributed earnings from real estate joint ventures	(1,330)	(603)	(30)
Changes in operating assets and liabilities:
Deferred rents receivable	(31,474)	(20,984)	(6,444)
Prepaid expenses and other assets	(4,515)	(12,779)	(5,263)
Tenant and affiliate receivables	(10,738)	2,192	1,919
Accrued expenses and other liabilities	39,508	1,557	(15,064)
Tenant security deposits	6,007	2,617	124

Net cash provided by operating activities	199,614	172,269	160,689

Cash Flows From Investment Activities:
Purchases of commercial real estate properties	(1,003,528)	(160,695)	(40,500)
Increase in contract and land deposits and pre-acquisition costs	(90)	—	(20,000)
Additions to notes receivable	(124,162)	(49,500)	(15,000)
Repayments of notes receivable	36,444	17,908	—
Additions to developments in progress	(70,877)	(34,913)	(24,391)
Additions to commercial real estate properties	(81,435)	(41,413)	(43,341)
Payment of deferred leasing costs	(20,544)	(24,732)	(16,086)
Investments in real estate joint venture	(6,216)	—	—
Distributions from (contributions to) investments in a real estate joint venture	—	(150)	243
Additions to furniture, fixtures and equipment	(881)	(636)	(196)
Proceeds from redemption of preferred securities	—	—
Proceeds from sales of real estate	247,033	67,259	268,757

Net cash (used in) provided by investing activities	(1,024,256)	(226,872)	109,486

Cash Flows From Financing Activities:
Proceeds from secured borrowings	562,601	—	—
Principal payments on secured borrowings	(59,571)	(362,117)	(12,300)
Proceeds from issuance of senior unsecured notes, net of issuance costs	281,750	298,529	—
Repayment of senior unsecured notes	—	(100,000)	—
Payment of loan and equity issuance costs	(7,633)	(5,249)	(156)
Distribution from affiliate joint venture	—	10,603	—
Proceeds from unsecured credit facility	682,000	627,998	132,000
Principal payments on unsecured credit facility	(498,500)	(561,498)	(230,000)
Proceeds from unsecured bridge facility	470,000	—	—
Principal payments on unsecured bridge facility	(470,000)	—	—
Repurchases of common stock	—	—	(4,538)
Repurchases and redemption of Series A preferred stock	—	(178,738)	—
Proceeds from issuance of common stock, net of issuance costs, and exercise of stock options	14,102	497,090	1,028
Contributions by minority partners in consolidated partnerships	924	—	—
Distributions to minority partners in consolidated partnerships	(11,671)	(34,281)	(22,189)
Distributions to limited partners in the operating partnership	(7,265)	(5,329)	(12,353)
Distributions to preferred unit holders	—	(723)	(1,093)
Dividends to common shareholders	(139,764)	(113,601)	(107,303)
Dividends to preferred shareholders	—	(15,775)	(21,267)

Net cash provided by (used in) financing activities	816,973	56,909	(278,171)

Net increase (decrease) in cash and cash equivalents	(7,669)	2,306	(7,996)
Cash and cash equivalents at beginning of period	25,137	22,831	30,827

Cash and cash equivalents at end of period	$17,468	$25,137	$22,831

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest, including interest capitalized	$121,648	$102,259	$97,644

(see accompanying notes to financial statements)

RECKSON ASSOCIATES REALTY CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

1. Description of Business and Significant Accounting Policies

Description of Business

Reckson Associates Realty Corp. (the “Company”) is a self-administered and self-managed real estate investment trust (“REIT”) engaged in the ownership, management, operation, acquisition, leasing, financing and development of commercial real estate properties, principally office and to a lesser extent flex properties and also owns land for future development located in the New York City tri-state area (the “Tri-State Area”).

Organization and Formation of the Company

The Company was incorporated in Maryland in September 1994. In June 1995, the Company completed an Initial Public Offering (the “IPO”) and commenced operations.

The Company became the sole general partner of Reckson Operating Partnership, L.P. (the “Operating Partnership”) by contributing substantially all of the net proceeds of the IPO in exchange for an approximate 73% interest in the Operating Partnership. The remaining 27% interest in the Operating Partnership was owned primarily by continuing investors who contributed properties or interests in properties to the Operating Partnership in exchange for common units of limited partnership interest in the Operating Partnership (“OP Units”). Since the IPO the Company has completed numerous equity transactions, contributing net proceeds received to the Operating Partnership and thereby increasing its general partnership interest. The Company’s ownership percentage in the Operating Partnership was approximately 96.8% and 95.7% at December 31, 2005 and 2004, respectively. All properties acquired by the Company are held by or through the Operating Partnership.

Basis of Presentation and Summary of Significant Accounting Policies

The accompanying consolidated financial statements include the consolidated financial position of the Company, the Operating Partnership and the Service Companies (as defined below) at December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005. The Operating Partnership’s investments in majority owned and controlled real estate joint ventures are reflected in the accompanying financial statements on a consolidated basis with a reduction for the minority partners’ interests. The Operating Partnership’s investments in real estate joint ventures, where it owns less than a controlling interest, are reflected in the accompanying financial statements on the equity method of accounting. The Service Companies, which provide management, development and construction services to the Company and the Operating Partnership and to third parties, include Reckson Management Group, Inc., RANY Management Group, Inc., Reckson Construction & Development LLC and Reckson Construction Group New York, Inc. (collectively, the “Service Companies”). All significant intercom any balances and transactions have been eliminated in the consolidated financial statements.

Minority partners’ interests in consolidated partnerships represent a 49% non-affiliated interest in RT Tri-State LLC, owner of a six property suburban office portfolio located within the Tri-State Area, a 40% non-affiliated interest in Omni Partners, L.P., owner of a 579,000 square foot suburban office property and a 49% non-affiliated interest in Metropolitan 919 Third Avenue, LLC, owner of the property located at 919 Third Avenue, New York, NY. Limited partners’ minority interest in the Operating Partnership was approximately 3.2% and 4.3% at December 31, 2005 and 2004, respectively.

At December 31, 2005, the Operating Partnership’s investments in unconsolidated real estate joint ventures consisted of a 30% interest in the 1.4 million square foot Class A office tower located at One Court Square, Long Island City, NY (the “Court Square JV”), a 25% interest in a 17 suburban office property portfolio, located within the Tri-State Area, containing approximately 2.0 million square feet (the “RAOC JV”)

and an approximate 5% indirect ownership interest in a 550,000 square foot office condominium in a Class A office tower located in New York City.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

Real Estate

Land, buildings and improvements, furniture, fixtures and equipment are recorded at cost. Tenant improvements, which are included in buildings and improvements, are also stated at cost. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Renovations and/or replacements, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

Depreciation is computed utilizing the straight-line method over the estimated useful lives of ten to thirty years for buildings and improvements and five to ten years for furniture, fixtures and equipment. Tenant improvements, which are included in buildings and improvements, are amortized on a straight-line basis over the term of the related leases. Depreciation expense, net of discontinued operations, for each of the three years ended December 31, 2005 amounted to approximately $92.5 million, $79.9 million and $58.5 million, respectively.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on our net income. Should we lengthen the expected useful life of a particular asset, it would be depreciated over more years, and result in less depreciation expense and higher annual net income.

Assessment by us of certain other lease related costs must be made when we have a reason to believe that the tenant will not be able to execute under the term of the lease as originally expected.

On July 1, 2001 and January 1, 2002, we adopted Financial Accounting Standards Board (“FASB”) Statement No.141, “Business Combinations” and FASB Statement No. 142, “Goodwill and Other Intangibles”, respectively. As part of the acquisition of real estate assets, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and building improvements, and identified intangible assets and liabilities, consisting of the value of above- market and below-market leases, other value of in-place leases, and value of tenant relationships, based in each case on their fair values.

We allocate a portion of a property’s purchase price to tangible assets including the fair value of the building and building improvements on an as-if-vacant basis and to land determined either by real estate tax assessments, independent appraisals or other relevant data. Additionally, we assess fair value of identified intangible assets and liabilities based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.

Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. If we incorrectly estimate the values at acquisition or the undiscounted cash flows, initial allocation of purchase price and future impairment charges may be different.

Long Lived Assets

We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties and other investments. An investment’s value is impaired only if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the investment are less than the carrying value of the investment. Such assessments consider factors such as cash flows, expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred it will be measured as the excess of the carrying amount of the property over the fair value of the property. These assessments have a direct impact on our net income, as a recognition of an impairment results in an immediate negative adjustment to net income. In determining impairment, if any, we have followed FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“Statement No. 144”). Statement No. 144 did not have an impact on net income allocable to common shareholders. Statement No. 144 only impacts the presentation of the results of operations and gains on sales of real estate assets for those properties sold during the period within the consolidated statements of income.

In accordance with the provisions of Statement No. 144, and Emerging Issues Task Force (“EITF”) 87-24, we allocated approximately $7.6 million of our unsecured corporate interest expense to discontinued operations for the year ended December 31, 2003. EITF 87-24 states that “interest on debt that is required to be repaid as a result of the disposal transaction should be allocated to discontinued operations”. Pursuant to the terms of our unsecured credit facility (the “Credit Facility”), we were required to repay the Credit Facility to the extent of the net proceeds, as defined, received from the sales of unencumbered properties. As such, we had allocated to discontinued operations the interest expense incurred on the portion of our Credit Facility, which was required to be repaid. In August 2004, we amended and extended our Credit Facility, whereby such repayment requirement was eliminated.

Cash Equivalents

We consider highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Tenants’ lease security deposits aggregating approximately $5.5 million and $4.5 million at December 31, 2005 and 2004, respectively, have been included in cash and cash equivalents on the accompanying balance sheets.

Deferred Costs

Tenant leasing commissions and related costs incurred in connection with leasing tenant space are capitalized and amortized over the life of the related lease. In addition, loan costs incurred in obtaining financing are capitalized and amortized over the term of the related loan.

Costs incurred in connection with equity offerings are charged to stockholders’ equity when incurred.

Income Taxes

Commencing with its taxable year ended December 31, 1995, the Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted taxable income to its stockholders. It is management’s current intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate level income tax on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for the subsequent four taxable years. Even if the Company qualifies as a REIT, the Company may be subject to certain state and local taxes, including tax on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through the Company’s taxable REIT subsidiaries are subject to federal, state and local income taxes. (See Note 14 for the Company’s reconciliation of GAAP net income to taxable income, its reconciliation of cash distributions to the dividends paid deduction and its characterization of taxable distributions).

Revenue Recognition & Accounts Receivable

Minimum rental revenue is recognized on a straight-line basis, which averages minimum rents over the terms of the leases. The excess of rents recognized over amounts contractually due are included in deferred rents receivable on the accompanying balance sheets. Contractually due but unpaid rents are included in tenant receivables on the accompanying balance sheets. Certain lease agreements also provide for reimbursement of real estate taxes, insurance, common area maintenance costs and indexed rental increases, which are recorded on an accrual basis. Ancillary and other property related income is recognized in the period earned.

We make estimates of the collectibility of our accounts receivables related to base rents, tenant escalations and reimbursements and other revenue or income. We specifically analyze tenant receivables and historical bad debts, customer credit worthiness, current economic trends and changes in tenant payment terms when evaluating the adequacy of our allowance for doubtful accounts. In addition, when tenants are in bankruptcy, we make estimates of the expected recovery of pre-petition administrative and damage claims. In some cases, the ultimate resolution of those claims can exceed a year. These estimates have a direct impact on our net income because a higher bad debt reserve results in lower annual net income.

We incurred approximately $3.0 million, $831,000 and $1.9 million of bad debt expense for the years ended December 31, 2005, 2004 and 2003, respectively, related to tenant receivables which accordingly reduced total revenues and reported net income during the period.

We record interest income on our investments in notes receivable on the accrual basis of accounting. We do not accrue interest on impaired loans where, in the judgment of management, collection of interest according to the contractual terms is considered doubtful. Among the factors we consider in making an evaluation of the collectibility of interest are: (i) the status of the loan, (ii) the value of the underlying collateral, (iii) the financial condition of the borrower and (iv) anticipated future events.

Reckson Construction & Development LLC and Reckson Construction Group New York, Inc. use the percentage-of-completion method for recording amounts earned on their contracts. This method records amounts earned as revenue in the proportion that actual costs incurred to date bear to the estimate of total costs at contract completion.

Gain on the sale of real estate is recorded when title is conveyed to the buyer, subject to the buyer’s financial commitment being sufficient to provide economic substance to the sale and us having no substantial continuing involvement with the buyer. Additionally, in connection with a sale of real estate, if we retain certain risks in the form of guarantees, the profit recognized on that sale shall be reduced and deferred by the maximum exposure to loss, until such exposure is relieved.

We follow the guidance provided for under FASB Statement No. 66 “Accounting for Sales of Real Estate” (“Statement No. 66”), which provides guidance on sales contracts that are accompanied by agreements which require the seller to develop the property in the future. Under Statement No. 66, profit is recognized and allocated to the sale of the land and the later development or construction work on the basis of estimated costs of each activity; the same rate of profit is attributed to each activity. As a result, profits are recognized and reflected over the improvement period on the basis of costs incurred (including land) as a percentage of total costs estimated to be incurred. We use the percentage of completion method, as future costs of development and profit are reliably estimated.

Earnings Per Share

We follow the guidance provided for under FASB Statement No. 128, “Earnings per Share” (“Statement No. 128”) which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. The conversion of OP Units into common stock would not have a significant effect on per share amounts as the OP Units share proportionately with the common stock in the results of the Operating Partnership’s operations.

Stock Options

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“Statement No. 148”). Statement No. 148 amended FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“Statement No. 123”), to provide alternative methods of transition for an entity that voluntarily adopts the fair value recognition method of recording stock option expense. Statement No. 148 also amended the disclosure provisions of Statement No. 123 and Accounting Principles Board Opinion No. 28, “Interim Financial Reporting” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock options on reported net income and earnings per share in annual and interim financial statements.

The following table sets forth the Company’s pro forma information for its common shareholders for the years ended December 31 (in thousands except earnings per share data):

	2005	2004	2003

Net income allocable to common shareholders as reported	$197,641	$42,380	$124,966
Add: Stock option expense included above	—	5	5
Less: Stock option expense determined under fair value recognition method for all awards	—	(290)	(253)
Pro forma net income allocable to common shareholders	$197,641	$42,095	$124,718
Net income per share as reported:
Basic	$2.41	$.62	$2.55
Diluted	$2.40	$.61	$2.54
Pro forma net income per share:
Basic	$2.41	$.61	$2.54
Diluted	$2.40	$.61	$2.53

The fair value for those options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions for the three years ended December 31:

	2005 (a)	2004	2003

Risk free interest rate	n/a	3.0%	3.0%
Dividend yield	n/a	6.92%	7.36%
Volatility factor of the expected market price of the Company’s common stock	n/a	.197	.193
Weighted average expected option life (in years)	n/a	5	5

(a)          No options were granted or vested during the year ended December 31, 2005. As a result, no weighted average assumptions or calculations were required.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

On December 16, 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“Statement No. 123R”), which is a revision of Statement No. 123. Statement No. 123R supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends FASB Statement No. 95, “Statement of Cash Flows.” Generally, the approach in Statement No. 123R is similar to the approach described in Statement No. 123. However, Statement No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. We adopted Statement No. 123R on January 1, 2006.

Effective January 1, 2002, we elected to follow Statement No. 123 and use the Black-Scholes option pricing model to estimate the value of stock options granted to employees and continue to use this acceptable option valuation model upon our required adoption of Statement No. 123R on January 1, 2006. Because Statement No. 123R must be applied not only to new awards but to previously granted awards that are not fully vested on the effective date, and because we adopted Statement No. 123 using the prospective transition method (which applied only to awards granted, modified or settled after the adoption date), compensation cost for previously granted awards that were not recognized under Statement No. 123 would be recognized under Statement No. 123R. However, on January 1, 2006, the date we adopted Statement No. 123R, all of the unexercised options outstanding under our stock option plans were fully vested. As a result, no additional expense will be recognized. In addition, had we adopted Statement No. 123R in prior periods, the impact of that standard would have approximated the impact of Statement No. 123 as described above.

Accumulated Other Comprehensive Income (Loss)

We report comprehensive income or loss in accordance with the provisions of FASB Statement No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting comprehensive income and its components in the financial statements. The components of other comprehensive income (loss) (“OCI”) consist of unrealized gains and losses on derivative instruments. OCI is presented in the accompanying consolidated statements of stockholders’ equity.

Derivative Instruments

FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement No. 133”), as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.

The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

As required by Statement No. 133, we record all derivatives on our balance sheet at fair value. For effective hedges, depending on the nature of the hedge, changes in the fair value of the derivative will be offset against the corresponding change in fair value of the hedged asset, liability, or firm commitment through earnings or recognized in OCI until the hedged item is recognized in earnings.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in OCI and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings.

We do not enter into derivative financial instruments for trading or speculative purposes. However, in the normal course of our business and to help us manage our debt issuances and maturities, we do use derivative financial instruments in the form of cash flow hedges to protect ourselves against potentially rising interest rates.

Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which explains how to identify variable interest entities (“VIEs”) and how to assess whether to consolidate such entities. VIEs are primarily entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which we are involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. The initial determination of whether an entity qualifies as a VIE shall be made as of the date at which a primary beneficiary becomes involved with the entity and reconsidered as of the date of a triggering event, as defined. The provisions of this interpretation are immediately effective for VIEs formed after January 31, 2003. In December 2003 the FASB issued FIN 46R, deferring the effective date until the period ended March 31, 2004 for interests held by public companies in VIEs created before February 1, 2003, which were non-special purpose entities. We adopted FIN 46R during the period ended March 31, 2004 and have determined that our unconsolidated subsidiaries do not represent VIEs pursuant to such interpretation. We will continue to monitor any changes in circumstances relating to certain of our consolidated and unconsolidated joint ventures which could result in a change in our consolidation policy.

Finite Life Joint Venture Agreements

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“Statement No. 150”). Statement No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Statement No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We adopted Statement No. 150 on July 1, 2003, which had no effect on our financial statements. Statement No. 150 also requires the disclosure of the estimated settlement values of non-controlling interests in joint ventures that have finite lives.

Two of our consolidated joint ventures are subject to finite life joint venture agreements. In accordance with Statement No. 150, we have estimated the settlement value of these non-controlling interests at December 31, 2005 and 2004 to be approximately $153.2 and $145.1 million, respectively. The carrying value of these non-controlling interests, which is included in minority partners’ interests in consolidated partnerships on our consolidated balance sheets, was approximately $109.2 million and $110.9 million at December 31, 2005 and 2004, respectively.

Current pronouncements

In June 2005, the FASB ratified the consensus in EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“Issue 04-5”), which provides guidance in determining whether a general partner controls a limited partnership. Issue 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership. The presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause or (2) substantive participating rights, which provide the limited partners with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business and thereby preclude the general partner from exercising unilateral control over the partnership. The adoption of Issue 04-5 by us for new or modified limited partnership arrangements is effective June 30, 2005 and for existing limited partnership arrangements effective January 1, 2006. We do not expect that we will be required to consolidate our current unconsolidated joint venture investments nor do we expect Issue 04-5 to have a material effect on our consolidated financial statements.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections” (“Statement No. 154”). Statement No. 154, which replaces APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application of changes in accounting principle to prior periods’ financial statements unless it is impracticable to determine the period-specific effects or the cumulative effect of the change. Statement No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of Statement No. 154 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2005, FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which became effective December 31, 2005. Under FIN 47, a conditional asset retirement obligation (“CARO”) must be recorded if the liability can be reasonably estimated. A CARO is an obligation that is settled at the time an asset is retired or disposed of and for which the timing and/or method of settlement are conditional on future events. The Company owns certain properties that currently have asbestos which under certain conditions must be remediated. As a result of adopting FIN 47, we will increase the value of our recorded tangible assets at the time we recognize the associated conditional retirement obligation.

As a result, we have recorded approximately $2.0 million which represents the fair value of the CARO related to asbestos removal in tenant spaces. In addition, for certain limited areas of our properties, management is unable to reasonably determine the fair value of potential remediation costs as there is an indeterminate settlement date for the asset retirement obligation because the range of time over which way we may choose to remediate this condition may not be estimated with any level of precision which would lend itself to a meaningful estimate.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Mortgage Notes Payable

On August 3, 2005, we placed a first mortgage in the amount of $315.0 million on the property located at One Court Square, Long Island City, a sub-market of New York City. The mortgage note bears interest at a fixed rate of 4.905% per annum, requires monthly payments of interest only through September 1, 2015, the anticipated repayment date (“ARD”). In the event the mortgage is not satisfied on the ARD, all excess cash flow, as defined, shall be applied to amortize the loan and the interest rate shall be reset to 2% plus the greater of 4.905% and the then-current ten-year U.S. Treasury yield. The final maturity date of the loan is May 1, 2020. The mortgage note is secured by the property and is otherwise non-recourse except in limited circumstances regarding breaches of material representations. As additional collateral for the loan, the lender under certain circumstances may require letters of credit for their benefit, in the amount of $10.0 million each, during September 2013, March 2014 and September 2014 if Citibank, N.A., the property’s current sole tenant, exercises its second cancellation option for up to 20% of its leased space during 2014 and 2015 and the space has not been re-leased. Proceeds received from this financing, net of mortgage recording tax and other costs, of approximately $303.5 million, were used to repay a portion of our unsecured bridge facility as discussed in Note 3. On November 30, 2005, we sold a 70% interest in this property to a group of institutional investors led by JPMorgan Investment Management which included their assumption of $220.5 million of the mortgage debt.

On August 26, 2005, we encumbered a pool of nine of our suburban office properties with interest only mortgages in the aggregate amount of approximately $196.1 million. Proceeds received, net of costs and required escrows, of approximately $188.3 million were used to repay borrowings under our Credit Facility, the remaining balance outstanding under our unsecured bridge facility and for the repayment of the secured property debt on 520 White Plains Road, Tarrytown, NY. On September 21, 2005, these properties and related underlying mortgages were sold to the RAOC JV (see Note 6). The mortgage notes bear interest at a fixed interest rate of 5.20% per annum and mature in September 2010. These mortgage notes are cross-collateralized by the nine properties in the pool.

On June 20, 2005, in connection with the acquisition of our joint venture partner’s 40% interest in the property located at 520 White Plains Road, Tarrytown, NY, we assumed approximately $4.1 million of secured mortgage indebtedness of the joint venture. As a result, our total secured debt related to this property was approximately $11.1 million. On September 1, 2005, the mortgage note’s scheduled maturity date, we repaid the then outstanding balance of approximately $10.9 million with proceeds received from the aforementioned August 26, 2005 mortgage financings, resulting in the satisfaction of this note.

On September 12, 2005 we encumbered three of our suburban office properties with interest only mortgages in the aggregate amount of approximately $51.5 million. Proceeds received, net of costs and required escrows, of approximately $50.2 million were used to repay borrowings under our Credit Facility and for general corporate purposes. The mortgage notes bear interest at a fixed interest rate of 5.20% per annum and mature in October 2010. We have contracted to sell these properties to the RAOC JV, subject to the mortgage notes, in October 2006. These mortgage notes are cross-collateralized by the three properties in the pool.

Pursuant to the terms of the mortgage note encumbering the property located at 200 Summit Lake Drive in Valhalla, NY, the note was prepayable, without penalty, subsequent to September 1, 2005. On September 30, 2005, we repaid the outstanding balance of approximately $18.1 million with proceeds received from the RAOC JV which resulted in the satisfaction of this note.

The mortgage debt on the property located at 395 North Service Road in Melville, NY was scheduled to mature on October 28, 2005. Pursuant to the terms of the note, we prepaid the mortgage debt on September 30, 2005, at which time the outstanding balance was approximately $18.6 million. We funded this prepayment with a borrowing under our Credit Facility and proceeds received from the sale of properties to the RAOC JV which resulted in the satisfaction of this note.

On October 20, 2005, in connection with our acquisition of 711 Westchester Avenue in White Plains, NY we assumed an existing first mortgage debt on the property of approximately $12.5 million. The mortgage bears interest at approximately 5.4% per annum, requires monthly payments of interest only through January 2007 and monthly payments of interest and principal based on a 30 year amortization schedule commencing in February 2007. The mortgage matures on January 1, 2015.

At December 31, 2005, we had 15 fixed rate mortgage notes payable with an aggregate outstanding principal amount of approximately $625.1 million. These mortgage notes are secured by properties with an aggregate cost basis at December 31, 2005 of approximately $1.2 billion and which are pledged as collateral against the mortgage notes payable. In addition, approximately $41.6 million of the $625.1 million is recourse to the Company. The mortgage notes bear interest at rates ranging from 5.20% to 8.50%, and mature between 2006 and 2015. The weighted average interest rates on the outstanding mortgage notes payable at December 31, 2005, 2004 and 2003 were approximately 7.1%, 7.3%, and 7.2%, respectively.

Certain of the mortgage notes payable are guaranteed by certain limited partners in the Operating Partnership and/or the Company. In addition, consistent with customary practices in non-recourse lending, certain non-recourse mortgages may be recourse to the Company under certain limited circumstances including environmental issues and breaches of material representations.

The following table sets forth our mortgage notes payable at December 31, 2005, by scheduled maturity date (dollars in thousands):

	Principal Amount	Interest	Maturity	Amortization
Property	Outstanding	Rate	Date	Term (Years)
	(in thousands)

1350 Avenue of the Americas, NY, NY	$72,108	6.52%	June, 2006	30

Landmark Square, Stamford, CT (a)	41,634	8.02%	October, 2006	25

100 Summit Lake Drive, Valhalla, NY	14,572	8.50%	April, 2007	15

333 Earle Ovington Blvd., Mitchel Field, NY (b)	50,635	7.72%	August, 2007	25

810 Seventh Avenue, NY, NY (c)	77,854	7.73%	August, 2009	25

275 Broadhollow Road, Melville, NY (c)	15,151	7.73%	August, 2009	25

90 Merrick Avenue, Merrick, NY (c)	18,586	7.73%	August, 2009	25

6900 Jericho Turnpike, Syosset, NY (d)	6,959	8.07%	July, 2010	25

6800 Jericho Turnpike, Syosset, NY (d)	13,185	8.07%	July, 2010	25

580 White Plains Road, Tarrytown, NY (e)	12,006	7.86%	September, 2010	25

520 Broadhollow Road, Melville, NY (f)	11,869	5.20%	October, 2010	Interest Only

50 Marcus Avenue, Melville, NY (f)	28,277	5.20%	October, 2010	Interest Only

1660 Walt Whitman Road, Melville, NY (f)	11,386	5.20%	October, 2010	Interest Only

919 Third Avenue, NY, NY (g)	238,316	6.87%	August, 2011	30

711 Westchester Avenue, White Plains, NY	12,525	5.36%	January, 2015	30	(h)

Total/Weighted average	$625,063	7.06%

(a)          Encompasses six Class A office properties.

(b)         At December 31, 2005, we had a 60% general partnership interest in this property and our proportionate share of the aggregate principal amount of the mortgage was approximately $30.4 million.

(c)          These mortgages are cross-collateralized.

(d)         The properties subject to these mortgages were sold to the RAOC JV in January 2006.

(e)          The property subject to this mortgage is contracted to be sold to the RAOC JV in October 2006.

(f)            These mortgages are cross-collateralized by properties that are contracted to be sold, subject to the mortgages, to the RAOC JV in October 2006.

(g)         We have a 51% membership interest in this property and our proportionate share of the aggregate principal amount of the mortgage is approximately $121.5 million.

(h)         This mortgage note is interest only through January 2007 and then amortizes over a 30-year period.

Scheduled principal repayments to be made during the next five years and thereafter, for mortgage notes payable outstanding at December 31, 2005, are as follows (in thousands):

	Principal Amortization	Due at Maturity	Total
2006	$11,439	$112,030	$123,469
2007	8,994	60,535	69,529
2008	7,887	—	7,887
2009	7,335	100,254	107,589
2010	4,963	79,955	84,918
Thereafter	3,236	228,435	231,671

	$43,854	$581,209	$625,063

At December 31, 2005, our unconsolidated joint ventures had total indebtedness of approximately $751.1 million, which was comprised of $13.0 million of floating rate unsecured debt and approximately $738.1 million of fixed rate mortgage indebtedness with a weighted average interest rate of approximately 5.1% and a weighted average maturity of approximately 8.3 years. Our aggregate pro-rata share of the unconsolidated joint venture debt was approximately $158.6 million.

On December 20, 2005, in connection with the sale of our mortgaged property located at 100 Wall Street, New York, NY, we exercised our right under the mortgage note to replace collateral and assign the related mortgage debt to two of our suburban office properties; 275 Broadhollow Road, Melville, NY and 90 Merrick Avenue, Merrick, NY. In connection with the assignment, we paid a substitution of collateral fee and other costs totalling approximately $2.0 million. Such costs are being amortized to expense over the remaining term of the mortgage.

On January 6, 2006, we sold two of our suburban office properties; 6800 and 6900 Jericho Turnpike, Jericho, NY to the RAOC JV, subject to their mortgage debt of approximately $20.1 million. The RAOC JV subsequently pre-paid the mortgage notes with proceeds from an unrelated financing transaction.

During the quarterly period ended June 30, 2005 we entered into anticipatory interest rate hedge instruments totaling $250.0 million to protect ourselves against potentially rising interest rates. These instruments were settled prior to their maturity in exchange for a mortgage rate lock agreement in connection with a 15-year permanent financing on the property located at One Court Square, Long Island City, NY which closed on August 3, 2005. Costs related to the terminated instruments of approximately $1.4 million were incorporated into the final fixed mortgage rate of 4.905% per annum. The other comprehensive loss is being amortized as a yield adjustment of the fixed rate mortgage.

We also entered into an additional $200.0 million of anticipatory interest rate hedge instruments during the quarterly period ended June 30, 2005, which were scheduled to coincide with our August 26, 2005 and September 12, 2005 financings on twelve of our office properties. These hedge instruments were settled on August 1, 2005 realizing proceeds of approximately $1.1 million. The proceeds received from settlement of the instruments were used to buy-down the fixed mortgage rates to 5.20% per annum. The gain resulting from this settlement has been recorded to accumulated other comprehensive income (“OCI”) and is being amortized as a yield adjustment of the fixed-rate mortgage. Nine of these properties were sold to the RAOC JV, subject to their mortgage notes, on September 21, 2005 at which time we reclassified the proportionate share of the gain from OCI to earnings. The remaining three office properties are under contract to be sold to the RAOC JV, subject to the mortgage notes, in October 2006, at which time we will reclassify the proportionate share of the gain from OCI to earnings.

3. Unsecured Credit Facility, Bridge Facility and Term Loan

On May 13, 2005, we obtained a $470.0 million unsecured bridge facility (the “Bridge Facility”) from Citibank, N.A. During August 2005, we repaid $303.5 million of outstanding borrowings under the Bridge Facility with net proceeds received from the secured debt financing of the property located at One Court Square, Long Island City, NY. In addition, in September 2005, we repaid the remaining balance outstanding under the Bridge Facility of $166.5 million with proceeds received from the secured debt financing of a pool of nine of our suburban office properties which were subsequently sold to the RAOC JV, subject to the mortgages. As a result of the foregoing, the Bridge Facility has been retired and is no longer available for borrowings thereunder.

We currently maintain our $500 million Credit Facility with JPMorgan Chase Bank, as administrative agent, Wells Fargo Bank, National Association as syndication agent and Citicorp, North America, Inc. and Wachovia Bank, National Association as co-documentation agents. The Credit Facility matures in August 2008, provides for a one-year extension subject to a fee of 25 basis points and, upon receiving additional lender commitments, for an increase to the maximum revolving credit amount to $750 million. In addition, borrowings under the Credit Facility accrue interest at a rate of LIBOR plus 80 basis points and the Credit Facility carries a facility fee of 20 basis points per annum. In the event of a change in the Operating Partnership’s senior unsecured credit ratings the interest rates and facility fee are subject to change. At December 31, 2005, the outstanding borrowings under the Credit Facility aggregated $419.0 million and carried a weighted average interest rate of 5.17% per annum.

We utilize the Credit Facility primarily to finance real estate investments, fund our real estate development activities and for working capital purposes. On December 29, 2005, we borrowed $150.0 million under the Credit Facility and with cash available acquired a 1.6 million square foot suburban office portfolio, consisting of 14 buildings, located in Westchester County, New York.

On January 13, 2006, we repaid $254.0 million of outstanding borrowings under the Credit Facility primarily from the proceeds from a $250.0 million term loan as discussed below. As a result, our availability to borrow additional funds increased to $335.0 million. At December 31, 2005, we had availability under the Credit Facility to borrow approximately an additional $81.0 million, subject to compliance with certain financial covenants.

We capitalized interest incurred on borrowings to fund certain development projects in the amount of $11.4 million, $8.1 million and $8.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

In connection with the acquisition of certain properties, contributing partners of such properties have provided guarantees on certain of our indebtedness. As a result, we maintain certain outstanding balances on our Credit Facility.

On January 13, 2006, we obtained a $250.0 million term loan (the “Term Loan”) from Goldman Sachs Mortgage Company. The Term Loan is for an initial term of three months and we have the option for a three month extension upon paying a one-time fee of 25 basis points on the amount then outstanding. The Term Loan has terms, including interest rates and financial covenants, substantially similar to our Credit Facility. Proceeds from the Term Loan were used to repay outstanding borrowings under our Credit Facility.

4. Senior Unsecured Notes

During June 2005, the Operating Partnership issued $287.5 million aggregate principal amount of 4.00% exchangeable senior debentures due June 15, 2025. Interest on the debentures will be payable semi-annually on June 15 and December 15, commencing December 15, 2005. The debentures are callable after June 17, 2010 at 100% of par. In addition, the debentures can be put to us, at the option of the holder at par, on June 15, 2010, 2015 and 2020. The net proceeds from the offering, after the underwriter’s discounts and expenses, were approximately $281.6 million and were used for the repayment of amounts outstanding under our Credit Facility. (See Note 7, Stockholders’ Equity, regarding the terms of the debentures’ exchange into our common stock).

As of December 31, 2005, the Operating Partnership had outstanding approximately $980.1 million (net of unamortized issuance discounts) of senior unsecured notes (the “Senior Unsecured Notes”).

The following table sets forth the Operating Partnership’s Senior Unsecured Notes and other related disclosures by scheduled maturity date (dollars in thousands):

Issuance	Face Amount	Coupon Rate	Term (in Years)	Maturity
June 17, 2002	$50,000	6.00%	5	June 15, 2007
August 27, 1997	150,000	7.20%	10	August 28, 2007
March 26, 1999	200,000	7.75%	10	March 15, 2009
January 22, 2004	150,000	5.15%	7	January 15, 2011
August 13, 2004	150,000	5.875%	10	August 15, 2014
June 27, 2005	287,500	4.00%	20	June 15, 2025

	$987,500

Interest on the Senior Unsecured Notes is payable semiannually with principal and unpaid interest due on the scheduled maturity dates. In addition, certain of the Senior Unsecured Notes were issued at discounts aggregating approximately $8.3 million. Such discounts are being amortized to interest expense over the term of the Senior Unsecured Notes to which they relate. Through December 31, 2005, approximately $900,000 of the aggregate discounts have been amortized.

5. Land Leases, Air Rights and Operating Leases

We lease, pursuant to noncancellable operating leases, the land on which ten of our buildings were constructed. The leases, certain of which contain renewal options at our direction, expire between 2043 and 2090. The leases either contain provisions for scheduled increases in the minimum rent at specified intervals or for adjustments to rent based upon the fair market value of the underlying land or other indexes at specified intervals. Minimum ground rent is recognized on a straight-line basis over the terms of the leases and includes lease renewals if reasonably assured that we will exercise our option. Excess of amounts recognized over amounts contractually due are reflected as a deferred ground rent liability and included in accrued expenses and other liabilities on the accompanying balance sheets.

On September 21, 2005, our property located at 55 Charles Lindbergh Boulevard located on Long Island, New York which was subject to a land lease, was sold to the RAOC JV subject to the land lease.

Amounts recognized as deferred ground rent liabilities aggregated approximately $12.2 million and $7.5 million at December 31, 2005 and 2004, respectively.

In addition, our property located at 810 7th Avenue, New York, NY is subject to certain air rights lease agreements. These lease agreements have terms expiring in 2044 and 2048, including renewal options.

Reckson Management Group, Inc. is subject to operating leases for certain of its management offices and warehouse storage space. These operating leases expire, pursuant to their terms, during 2008 and 2009. During 2005, we exercised a termination option on one of the management office space leases allowing us to terminate the affected lease on November 30, 2006 without penalty.

As of December 31, 2005, we leased certain building equipment at two of our suburban office properties which are classified as capital leases. This equipment has a cost basis and cumulative amortization of approximately $2.9 million and $129,000, respectively, at December 31, 2005.

Future minimum lease commitments relating to the land leases, air rights lease agreements and operating leases during the next five years and thereafter are as follows (in thousands):

Year ended December 31,	Land Leases	Air Rights	Operating Leases	Capital Leases
2006	$12,285	$362	$1,319	$410
2007	12,302	362	194	410
2008	12,329	362	196	410
2009	12,475	362	14	410
2010	12,398	362	—	410
Thereafter	330,973	3,257	—	1,887

	$392,762	$5,067	$1,723	3,937

Less amounts representing interest				(1,121)

Present value of net minimum lease payments				$2,816

Amounts contractually due and expensed under our land leases, air rights and operating leases for each of the three years ended December 31, 2005, 2004 and 2003 amounted to $6.1 million, $5.4 million and $4.8 million, respectively.

6. Commercial Real Estate Investments

During January 2005, we acquired, in two separate transactions, two Class A office properties located at One and Seven Giralda Farms in Madison, New Jersey for total consideration of approximately $78.0 million. One Giralda Farms encompasses approximately 150,000 rentable square feet and Seven Giralda Farms encompasses approximately 203,000 rentable square feet. We made these acquisitions through borrowings under our Credit Facility.

In May 2005, we acquired a 1.4 million square foot, 50-story, Class A office tower located at One Court Square, Long Island City, NY, for approximately $471.0 million, inclusive of transfer taxes and transactional costs. One Court Square is 100% leased to the seller, Citibank N.A., under a 15-year net lease. The lease contains partial cancellation options effective during 2011 and 2012 for up to 20% of the leased space and in 2014 and 2015 for up to an additional 20% of the originally leased space, subject to notice and the payment of early termination penalties. On November 30, 2005, we sold a 70% joint venture interest in One Court Square to certain institutional funds advised by JPMorgan Investment Management (the “JPM Investor”) for approximately $329.7 million, including the assumption of $220.5 million of the property’s mortgage debt. The operating agreement of the Court Square JV requires approvals from members on certain decisions including annual budgets, sale of the property, refinancing of the property’s mortgage debt and material renovations to the property. In addition, after September 20, 2009 the members each have the right to recommend the sale of the property, subject to the terms of the mortgage debt, and to dissolve the Court Square JV. We have evaluated the impact of FIN 46R on our accounting for the Court Square JV and have concluded that the Court Square JV is not a VIE. We account for the Court Square JV under the equity method of accounting. We have also evaluated, under Issue 04-05, that the JPM Investor has substantive participating rights in the ordinary course of the Court Square JV’s business In accordance with the equity method of accounting, our proportionate share of the Court Square JV income was approximately $45,000 for the period November 30 through December 31, 2005.

In May 2005, we completed mandatory arbitration proceedings relating to the re-setting of the rent under the ground lease pursuant to which we own an approximately 1.1 million square foot Class A office tower located at 1185 Avenue of the Americas, New York, NY. The rent was re-set, and is not subject to further increase, for the remaining 37 years of the ground lease (inclusive of a 20-year extension at our option) to approximately $6.9 million per annum. Such re-set is retroactive to June 2004.

On May 26, 2005, we entered into a contract to sell approximately 60 acres of vacant land located in Chatham Township, NJ for up to approximately $30.0 million, which is based upon a final approved site plan. The closing is anticipated to occur upon receiving final re-zoning approvals and other customary due diligence and approvals. The sale is contingent upon due diligence, environmental assessment, re-zoning and other customary approvals. There can be no assurances that any of the aforementioned contingences will be achieved and the sale ultimately completed.

On June 8, 2005, we sold a three-acre vacant land parcel located on Long Island for approximately $1.4 million which resulted in a net gain of approximately $175,000, net of limited partner’s minority interest. Such gain is reflected as a component of discontinued operations on our consolidated statements of income.

On June 20, 2005, we acquired our joint venture partner’s 40% interest in a 172,000 square foot office property located at 520 White Plains Road, Tarrytown, NY for approximately $8.1 million which consisted of the issuance of 127,510 OP Units valued at $31.37 per OP Unit and the assumption of approximately $4.1 million of secured mortgage indebtedness of the joint venture. Prior to us acquiring this interest, we accounted for the joint venture under the equity method of accounting. In accordance with the equity method of accounting, our proportionate share of the joint venture’s income was approximately $176,000 for the period January 1, 2005 through June 19, 2005 and $603,000 and $30,000 for the years ended December 31, 2004 and 2003, respectively.

On July 14, 2005, we acquired two adjacent Class A suburban office buildings aggregating approximately 228,000 square feet located at 225 High Ridge Road in Stamford, CT for approximately $76.3 million. This acquisition was made through a borrowing under our Credit Facility. On August 26, 2005 this property was encumbered, along with eight other properties, with an interest only mortgage in the amount of approximately $55.3 million and on September 21, 2005 was sold to the RAOC JV discussed below for approximately $76.5 million which included the assignment of the property’s mortgage debt.

On August 18, 2005, we entered into (i) an underwriting agreement relating to the public offering in Australia of approximately A$263.0 million (approximately US$202.0 million) of units (“LPT Units”) in a newly-formed Reckson-sponsored Australian listed property trust, Reckson New York Property Trust (“Reckson LPT”), a newly-formed listed property trust which is traded on the Australian Stock Exchange and (ii) contribution and sale agreements pursuant to which, among other things, we agreed to transfer 25 of our properties for an aggregate purchase price of approximately $563.0 million and containing an aggregate of 3.4 million square feet, in three separate tranches, to the RAOC JV in exchange for a 25% interest in the RAOC JV and approximately $502.0 million in cash (inclusive of proceeds from mortgage debt to be assumed by the RAOC JV). On September 21, 2005, Reckson LPT completed its public offering and the closing of the first of three tranches (“Tranche I”) of this transaction.

In connection with the Tranche I closing, the RAOC JV acquired from us 17 of our suburban office properties containing approximately 2.0 million square feet for approximately $367.0 million (including the assumption of approximately $196.1 million in mortgage debt which had been incurred by us in August 2005 — see Note 2). In return, we received a 25% interest in the RAOC JV and approximately $128.1 million in cash resulting in an aggregate gain of approximately $103.6 million. As discussed below relating to certain guarantees we have made, approximately $18 million of the aggregate gain has been deferred to future periods pursuant to Statement No. 66 to coincide with the release of the guarantees. As a result, gains on sales of real estate, related to Tranche I reported in the current period is approximately $82.7 million, net of limited partners’ minority interest. Approximately $22.0 million of the cash received was used to repay certain of our secured mortgage indebtedness on September 30, 2005 and approximately $105.7 million of the cash received was used to establish an escrow account with a qualified intermediary for a future exchange of real property pursuant to Section 1031 of the Code (a “Section 1031 Exchange”). A Section 1031 Exchange allows for the deferral of taxes related to the gain attributable to the sale of property if a qualified replacement property is identified within 45 days and such qualified replacement property is acquired within 180 days from the initial sale. As described below, on October 7, 2005 we acquired a qualified replacement property for purposes of this Section 1031 Exchange and thereby deferred a portion of the tax gain from the Tranche I sale.

In connection with the foregoing, on September 21, 2005, Reckson Australia Holdings LLC (“Reckson Holdings”), a wholly-owned subsidiary of the Operating Partnership, and Reckson Australia LPT Corporation (“LPT REIT”), a U.S. real estate investment trust which is wholly-owned by Reckson LPT, entered into the Amended and Restated Limited Liability Company Agreement governing the RAOC JV (the “Operating Agreement”). Pursuant to the Operating Agreement, LPT REIT holds a 75% interest in, and acts as the managing member for, the RAOC JV, and Reckson Holdings holds a 25% non-managing member interest therein. The Operating Agreement provides that, if at any time additional capital contributions are made to the RAOC JV, Reckson Holdings will have a right to make additional capital contributions up to an amount necessary to maintain its 25% interest therein on the same terms and conditions as such other capital contributions.

As the managing member of the RAOC JV, LPT REIT has the sole responsibility for managing its business and affairs on a day-to-day basis, other than with respect to certain identified “major decisions,” including but not limited to a merger or consolidation involving the RAOC JV, a disposition of all or substantially all of its assets, or the liquidation or dissolution of the RAOC JV. Such major decisions require the prior written consent of a majority of the non-managing members. As a result of the foregoing, we are accounting for our 25% non-managing member interest in the RAOC JV under the equity method of accounting. In accordance with the equity method of accounting, our proportionate share of the RAOC JV’s income was approximately $863,000 for the period September 21, 2005 through December 31, 2005.

On January 6, 2006, Reckson LPT completed the second Tranche of this transaction (“Tranche II”) whereby the RAOC JV acquired three of our suburban office properties; 6800 and 6900 Jericho Turnpike, Jericho, NY and 710 Bridgeport Avenue, Shelton, CT, aggregating approximately 761,000 square feet for approximately $84.6 million, including the assignment of approximately $20.1 million of mortgage debt. Approximately $25.1 million of sales proceeds was used to establish an escrow account for the purpose of a future Section 1031 Exchange. The balance of the cash proceeds was used to fund our development activities and for general corporate purposes.

The Tranche III closing (“Tranche III”), consisting of five of our properties valued at approximately $111.8 million, is scheduled to close in October 2006 and will include the assumption of approximately $51.5 million of existing mortgage debt. The Tranche III closing is subject to customary closing conditions.

Our Service Companies provide asset management, property management, leasing, construction and other services to the RAOC JV and affiliates of ours are entitled to transaction fees and ongoing fees for providing services to the RAOC JV. As of December 31, 2005, we earned and received approximately $3.6 million in transaction related fees and approximately $966,000 of ongoing fees from the RAOC JV. Such amount is included in investment income and other on our consolidated statements of income. In addition, we also formed Reckson Australia Management Limited (“RAML”), a wholly owned subsidiary, that will manage

Reckson LPT and serve as its “Responsible Entity”. The Responsible Entity will be managed by a six member board that includes three independent directors domiciled in Australia. To address and mitigate any potential conflicts of interest with Reckson LPT or its affiliates the Company has adopted the following policies: (i) all transactions between the Company and Reckson LPT or its affiliates shall require the approval of a majority of the independent directors of both the Company and Reckson LPT, (ii) executive officers and directors of the Company are prohibited from owning equity in the Reckson LPT, and (iii) the adoption of an express policy which mandates that property services and leasing decisions shall be made without regard to the Company’s percentage ownership of any property.

Under the Operating Agreement, Reckson Holdings will have the right, beginning September 21, 2007, to require LPT REIT to redeem all or a portion of Reckson Holdings’ membership interest in the RAOC JV for cash or, at LPT REIT’s option, shares of LPT REIT’s common stock (which may be exchanged for LPT Units) on a one-for-one basis. Reckson Holdings also has the right to cause the liquidation of the RAOC JV in the event that RAML is replaced as Reckson LPT’s Responsible Entity. In addition, the Operating Agreement contains a right of first refusal granting Reckson Holdings the right to acquire any asset of the RAOC JV, at fair market value, in the event of an attempted sale of such asset or the exercise of Reckson Holdings’ right to liquidate the RAOC JV.

In connection with the Tranche I closing, on September 21, 2005 the Company, RAOC JV and LPT REIT entered into an Option Agreement (the “Option Agreement”) pursuant to which we granted RAOC JV options to acquire ten additional properties from the Operating Partnership over a two year period, beginning January 1, 2006. The properties contain an aggregate of approximately 1.2 million square feet and will be priced based on the fair market value at the time of each transfer to RAOC JV. The Option Agreement contains a right of first refusal granting RAOC JV the right to acquire any option property from Reckson in the event we receive, and are amenable to, an offer from a third party to purchase such option property. The Option Agreement will terminate under certain circumstances, including if (i) RAOC JV sends notice of its intent to exercise its option but fails to close as obligated, (ii) RAOC JV is in default under the Option Agreement, the contribution agreement or the sale agreement or (iii) RAML or an affiliate of ours is no longer the Responsible Entity of Reckson LPT.

In connection with the mortgage indebtedness securing nine of the Tranche I properties, which were transferred to the RAOC JV on September 21, 2005, and three of the Tranche III properties scheduled to be transferred to the RAOC JV during October 2006, we have guaranteed to the lender certain customary non-recourse carve-outs, as well as certain obligations relating to the potential termination of a number of leases at four of these properties. We have also guaranteed to the lender certain capital requirements related to these properties. We will be relieved of the customary non-recourse carve-outs and capital requirements upon transfer of the respective properties to the RAOC JV and the RAOC JV meeting a net worth test of at least $100.0 million. We will be relieved of all but two of the lease related obligations upon transfer of the respective properties to the RAOC JV and the RAOC JV meeting a net worth test of at least $200.0 million. The RAOC JV has agreed to indemnify us for any loss, cost or damage it may incur pursuant to our guaranty of these obligations. As of December 31, 2005, the RAOC JV met the $100.0 million net worth threshold and there remain approximately $18 million of aggregate guarantees outstanding.

In accordance with FASB Statement No. 144, the assets and liabilities of the properties transferred and to be transferred, excluding the option properties, to the RAOC JV are classified as held for sale on our consolidated balance sheets, for all periods presented.

During September 2005, we entered into a letter of intent with an entity owned by the owner of the New York Islanders professional hockey team to enter into a 50/50 joint venture to potentially develop over five million square feet of office, residential, retail and hotel space in the Mitchel Field, Long Island sub-market in and around Nassau County’s Veterans Memorial Coliseum where we are currently the largest owner of office properties. In February 2006, we were selected as one of the two finalists to continue to negotiate with the County of Nassau prior to the County’s final selection. If selected by the County, the development will remain subject to numerous governmental approvals, compliance, zoning and other customary approvals. In addition, if selected we would serve as the master developer of the development. There can be no assurances that we will enter into the aforementioned joint venture, that the joint venture will be selected as the developer or that all required approvals, zoning and compliance can be obtained.

On September 22, 2005, we sold two suburban office properties, aggregating approximately 69,000 square feet, located at 310 and 333 East Shore Road in Great Neck, Long Island for aggregate consideration of approximately $17.3 million. As a result, we recorded an aggregate gain, net of limited partners’ minority interest, of approximately $13.6 million. For federal income tax purposes we recognized a tax gain of approximately $12.6 million. Such tax gain did not affect our REIT distribution requirements. Pursuant to FASB Statement No. 144, these properties have been reflected as held for sale on our balance sheets and their operating results are classified within discontinued operations, for all periods presented, on our consolidated statements of income.

On October 7, 2005, we acquired a 1.1 million square foot Class A office complex located in Uniondale, NY, commonly referred to as “EAB Plaza”, for approximately $240 million and changed the name of the complex to Reckson Plaza. The property is encumbered by a long-term ground lease which has a remaining term in excess of 75 years, including renewal options. The acquisition of Reckson Plaza was financed, in part, (i) from sales proceeds being held by a qualified intermediary pursuant to a Section 1031 Exchange as the property was an identified, qualified replacement property, (ii) a borrowing under our Credit Facility, (iii) the satisfaction of our $27.6 million junior participating mezzanine loan which was secured by a pledge of an indirect interest of an entity which owned the ground leasehold estate and (iv) cash on hand. In connection with this acquisition we also acquired an adjoining 8.2 acre development site for approximately $19.0 million which was financed through a borrowing under our Credit Facility.

On October 20, 2005, we acquired a 118,000 square foot suburban office property situated on ten acres of land located at 711 Westchester Avenue in White Plains, NY for approximately $24.8 million. This acquisition was financed through the assumption of approximately $12.5 million of existing debt on the property and a borrowing under our Credit Facility.

On December 20, 2005, we sold our property located at 48 Harbor Park Drive, Port Washington, NY for approximately $6.4 million and recorded a gain on sales of real estate of approximately $2.7 million, net of limited partners’ minority interest. Pursuant to FASB Statement No. 144, this property has been reflected as held for sale on our balance sheets and its operating results are classified within discontinued operations, for all periods presented, on our consolidated statements of income.

On December 20, 2005, we sold our property located at 100 Wall Street, New York, NY for approximately $134.0 million and recorded a gain on sales of real estate of approximately $45.0 million, net of limited partners’ minority interest. The property was secured by a first mortgage and cross collateralized with another one of our New York City properties. In order to effectuate the sale and not incur prepayment penalties which would be due under a prepayment of the mortgage, we provided the lender with replacement collateral and assigned this mortgage debt to the replacement collateral properties. In connection with the assignment, we paid a substitution of collateral fee and other costs aggregating approximately $2.0 million. In addition, we provided the purchaser with a mezzanine loan in the amount of $30.0 million which bears interest at 15.0% per annum, requires payments of interest only and has a term of two years. Cash proceeds of approximately $100.9 million were used, in part, to acquire a 14 building suburban office portfolio as discussed below. We have evaluated the purchaser’s financial commitment as being sufficient to provide substance to this sale and us having no substantial continuing involvement with the purchaser pursuant to Statement No. 66 and as such have recognized the aforementioned gain in its entirety. In addition, pursuant to FASB Statement No. 144, this property has been reflected as held for sale on our balance sheets and its operating results are classified within discontinued operations, for all periods presented, on our consolidated statements of net income.

On December 29, 2005, we acquired a 1.6 million square foot suburban office portfolio, consisting of 14 buildings, concentrated within five business parks, located in Westchester County, for approximately $255.0 million. We made this acquisition through a borrowing under our Term Loan and cash sales proceeds from the sale of our property located at 100 Wall Street, New York, NY.

As of December 31, 2005, we owned and operated 103 office properties (inclusive of twenty-five office properties owned through joint ventures) comprising approximately 20.3 million square feet and eight flex properties comprising approximately 863,000 square feet located in the Tri-State Area.

We also own certain land parcels throughout our markets in the Tri-State Area which we hold for current and future development (the “Development Parcels”). We recently completed the ground-up development on one of the Development Parcels of a 300,000 square foot Class A office building which commenced in July 2004 and is located within our existing three building executive office park in Melville, NY with a total investment of approximately $64.0 million. During July 2005, we commenced the ground-up development on one of the Development Parcels of a 37,000 square foot Class A retail property located within our existing six building Landmark Square office park in Stamford, Connecticut. In August 2005, we recommenced the ground-up development of one of the Development Parcels of a 316,000 square foot Class A office building located within our existing three building office park located in Princeton, NJ. Further, one of the Development Parcels, aggregating approximately 4.1 acres, is classified as held for sale on our balance sheets and is expected to close during September 2006 for aggregate consideration of $2.0 million. In addition, as previously discussed, in May 2005, we entered into a contract to sell approximately 60 acres of vacant land in Chatham Township, NJ, subject to a change in zoning and other conditions. There can be no assurances that such conditions will be met or that the transaction will be consummated. Excluding the foregoing, at December 31, 2005 our inventory of Development Parcels aggregated approximately 309 acres of land in 10 separate parcels which we had invested approximately $123.8 million.

Management has made subjective assessments as to the value and recoverability of our investments in the Development Parcels based on current and proposed development plans, market comparable land values and alternative use values. We are currently evaluating alternative land uses for certain of the remaining Development Parcels to realize their highest economic value. These alternatives may include rezoning certain Development Parcels from commercial to residential for potential disposition.

At December 31, 2005, we also owned a 354,000 square foot office building in Orlando, Florida. This non-core real estate holding was acquired in May 1999 in connection with our initial New York City portfolio acquisition. This property was sold on March 7, 2006 for aggregate consideration of approximately $70.0 million. Net proceeds were used to establish an escrow account with a qualified intermediary for a future Section 1031 Exchange.

Discontinued Operations

At December 31, 2005, we had identified ten of our operating properties and one parcel of land as held for sale in accordance with Statement No. 144. We have classified the assets and liabilities for these properties and parcel of land at December 31, 2005, for all periods presented, on our consolidated balance sheets as held for sale. In addition, where we will not have a continuing interest in their operations, we have classified their results of operations and gains from their sales, for all periods presented, as discontinued operations on our consolidated statements of income.

In addition, during 2005 we sold 21 of our operating properties and one parcel of land. We have classified the assets and liabilities for these properties and parcel of land at December 31, 2004 on our consolidated balance sheet as held for sale. In addition, where we will not have a continuing interest in their operations, we have classified their results of operations, for all periods presented, and gains from their sales, as discontinued operations on our consolidated statements of income.

The following table sets forth those assets and liabilities classified on our balances sheets as held for sale (in thousands):

	December 31, 2005		December 31, 2004
	Assets	Liabilities	Assets	Liabilities
Properties held for sale at December 31, 2005:
Eight operating properties to be sold to the RAOC JV	$101,740	$84,326	$102,752	$33,236
One operating property located in Westchester County, New York (a)	31,977	190	—	—
One Orlando Centre located in Orlando, Florida	59,457	56	59,328	29
Land parcel located in Long Island, New York	1,123	—	1,027	—
Properties sold during 2005:
Seventeen properties sold to the RAOC JV	—	—	146,890	1,398
310/333 East Shore Road, Great Neck, New York	—	—	3,188	24
48 Harbor Park Drive, Port Washington, New York	—	—	3,569	—
100 Wall Street, New York, New York	—	—	87,616	951
Land parcel located in Long Island, New York	—	—	983	—

Totals	$194,297	$84,572	$405,353	$35,638

The following table sets forth the income from discontinued operations and the related net gains on sales of real estate for those properties sold during the years ended December 31, 2005, 2004 and 2003 (in thousands and net of minority and limited partners interests):

	Year ended December 31,
	2005	2004	2003
Income (loss) from discontinued operations:
310/333 East Shore Road, Great Neck, New York	$336	$537	$561
48 Harbor Park Drive, Port Washington, New York	349	316	289
100 Wall Street, New York, New York	5,960	5,730	3,538
One Orlando Centre located in Orlando, Florida	710	(742)	(568)
One operating property located in Westchester County, New York (a)	18	—	—
Properties sold during 2004 and 2003	—	652	15,468

Total income from discontinued operations	7,373	6,493	19,288

Gains on sales of real estate:
One parcel of land located in Long Island, New York	175	—	—
310/333 East Shore Road, Great Neck, New York	13,615	—	—
48 Harbor Park Drive, Port Washington, New York	2,678	—	—
100 Wall Street, New York, New York	44,991	—	—
Properties sold during 2004 and 2003	—	11,776	115,771

Total gains on sales of real estate — discontinued operations	61,459	11,776	115,771

Total discontinued operations	$68,832	$18,269	$135,059

(a)  Property was acquired during 2005.

Note Receivable Investments

On March 16, 2005, a wholly owned subsidiary of the Operating Partnership advanced under separate mezzanine loan agreements, each of which bears interest at 9% per annum, (i) approximately $8.0 million which matures in April 2010 and is secured, in part, by indirect ownership interests in ten suburban office properties located in adjacent office parks in Long Island, NY and (ii) approximately $20.4 million which matures in April 2012 and is secured, in part, by indirect ownership interests in twenty-two suburban office properties located in adjacent office parks in Long Island, NY. Each mezzanine loan is additionally secured by other guaranties, pledges and assurances and is pre-payable without penalty after 18 months from the initial funding. We made these investments through a borrowing under our Credit Facility.

In May 2005, we acquired a 65% interest in an $85 million, 15-year loan secured by an indirect interest in a 550,000 square foot condominium in a Class A office tower located at 1166 Avenue of the Americas, New York, NY for approximately $55.3 million. The loan accrues interest compounded at 9.0% and pays interest at an annual rate of 6.0% through March 2010, 8.5% thereafter through March 2015 and 11.0% thereafter through maturity in 2020. The loan is pre-payable only under certain circumstances and, in any case, not before 2009. Upon a capital event related to the indirect interest in the property which secures the loan, we are entitled to participate in 30% of the net proceeds derived from such capital event. This investment replaced our $34.0 million mezzanine loan, including accrued and unpaid interest, to one of the partners owning such condominium interest. We also acquired an approximately 5% indirect ownership interest in the property for a purchase price of approximately $6.2 million. The balance of these investments was funded through a borrowing under our Credit Facility and cash on hand.

On September 30, 2005, we advanced $20.0 million to entities that are each controlled by Cappelli Enterprises under a junior mezzanine loan. This mezzanine loan bore interest at 15.0% per annum, was secured by a subordinate pledge of an indirect ownership interest in a 550,000 square foot office condominium in a Class A office tower located at 1166 Avenue of the Americas, New York, NY and had a scheduled maturity date of March 31, 2006. As described above, during May 2005, we made a $55.3 million participating loan investment secured by interests in this property (including the interests securing this new mezzanine loan). We also advanced a $10.0 million bridge loan to Louis Cappelli, an affiliate, under a promissory note (the “Promissory Note”) in anticipation of closing a longer-term structured finance transaction. The Promissory Note bore interest at 4.86% per annum, matured on November 30, 2005, was secured by a security interest in a reserve account owned by the borrower and was pre-payable in whole or in part without penalty. These investments were funded through a borrowing under our Credit Facility. On November 30, 2005, the Promissory Note was repaid, we advanced an additional $5.0 million under the mezzanine loan and adjusted its interest rate to 17.5% per annum and extended its maturity date to November 30, 2009. The refinanced junior mezzanine loan is secured by interests in the 1166 Avenue of the Americas condominium and guaranteed by Mr. Cappelli.

On October 7, 2005, a wholly owned subsidiary of the Operating Partnership advanced under a second mortgage loan agreement $10.0 million to an entity which owns a 60,000 square foot office property located on Madison Avenue in New York City which is currently slated for residential conversion. The borrower is an affiliate of the seller of EAB Plaza which we acquired on October 7, 2005. This mortgage loan bears interest at 20.0% per annum, requires monthly payments of interest only, matures on October 7, 2007 and is secured by the underlying property. The mortgage loan is not pre-payable until the earlier of January 10, 2007 or the sale of the underlying property and upon notice. In addition to this mortgage loan, Reckson Construction and Development, LLC (“RCD”) entered into a development agreement with the owner of the property to perform certain predevelopment, development and/or other services with respect to the property. In exchange for its services, RCD will receive a development fee of $2.0 million which is payable in equal monthly installments over a two-year period. Interest due under the mortgage note during its term and the entire development fee are currently being held in a segregated account under our control.

At December 31, 2005, we had invested approximately $93.4 million in mezzanine loans and approximately $55.3 million in a participating loan investment. In general these investments are secured by a pledge of either a direct or indirect ownership interest in the underlying real estate or leasehold, other guaranties, pledges and assurances.

The following table sets forth the terms of the mezzanine loans at December 31, 2005 (in thousands):

		Interest
Property	Amount	Rate	Funding	Maturity
Long Island office portfolio	$8,031	9.00%	Mar., 2005	Apr., 2010	(a)
Long Island office portfolio	20,356	9.00%	Mar., 2005	Apr., 2012	(a)
72 Madison Avenue, NY, NY	10,000	20.00%	Oct., 2005	Oct., 2007
1166 Avenue of the Americas, NY, NY (b)	25,000	17.50%	Nov., 2005	Nov., 2009
100 Wall Street, NY, NY	30,000	15.00%	Dec., 2005	Dec., 2007

	$93,387

(a)  Prepayable without penalty after 18 months from initial funding.

(b)  Junior mezzanine loan secured by interests in a 550,000 square foot condominium interest.

At December 31, 2005, we also held a $17.0 million note receivable, which bore interest at 12% per annum and was secured by a minority partnership interest in Omni Partners, L.P., owner of the Omni, a 579,000 square foot Class A office property located in Uniondale, NY (the “Omni Note”).

As of December 31, 2005, we held one other note receivable, which aggregated $1.0 million and carried an interest rate of 10.50% per annum (the “Other Note”) and collectively with the Omni Note, our mezzanine loans and preferred loan investments (the “Note Receivable Investments”). The Other Note matures on January 31, 2010 and is secured in part by a minority partner’s preferred unit interest in the Operating Partnership.

The following table sets forth the changes in our Note Receivable Investments for each of the periods in the three years ended December 31, 2005 (in thousands):

	2005	2004	2003
Balance at the beginning of period	$85,855	$54,986	$54,547
Additions during the period:
New investments	148,637	31,500	15,000
Interest receivables and related investment costs	4,212	1,777	439
Deductions during the period:
Collections/satisfaction of principal	64,092	2,408	15,000

Balance at end of period	$174,612	$85,855	$54,986

As of December 31, 2005, management has made subjective assessments as to the underlying security value on the Note Receivable Investments. These assessments indicate an excess of market value over the carrying value and, based on these assessments, we believe there is no impairment to their carrying value.

7. Stockholders’ Equity

A Class A OP Unit and a share of common stock have similar economic characteristics as they effectively share equally in the net income or loss and distributions of the Operating Partnership. As of December 31, 2005, the Operating Partnership had issued and outstanding 1,569,142 Class A OP Units and 465,845 Class C OP Units. The Class A OP Units and the Company’s common stock currently receive a quarterly distribution of $0.4246 per unit/share. The Class C OP Units were issued in August 2003 in connection with the contribution of real property to the Operating Partnership and currently receive a quarterly distribution of $0.4664 per unit. Subject to certain holding periods, OP Units may either be redeemed for cash or, at the election of the Company, exchanged for shares of common stock on a one-for-one basis.

During 2005 and 2004, the Operating Partnership issued 127,510 and 33,843 OP Units, respectively, in connection with property acquisitions. In addition, during 2005, certain limited partners in the Operating Partnership exchanged approximately 1.6 million OP Units for an equal number of shares of the Company’s common stock.

During June 2005, the Operating Partnership issued $287.5 million aggregate principal amount of 4.00% exchangeable senior debentures due June 15, 2025. The debentures were issued at 98% of par and are exchangeable for shares of common stock of the Company on or after June 15, 2024 at an initial exchange rate of 24.6124 common shares per $1,000 of principal amount of debentures. The debentures are also exchangeable: (i) if the market price of our common stock over a specified period of time is more than 125% of the exchange price per share then in effect; (ii) if the trading price of the debentures over a specified period of time is less than 98% of the product of the closing price of our shares multiplied by the applicable exchange rate; (iii) during a specified period of time, for any debentures that have been called for redemption; (iv) under certain circumstances, upon the occurrence of a distribution to holders of our shares of (a) rights to purchase our common stock at a price below the market price of our shares or (b) assets, debt securities or rights to purchase our securities or securities of the Operating Partnership that have a per share value exceeding 10% of the market price of our shares; or (v) if our common stock is not listed on a national or regional securities exchange or quoted on NASDAQ for 30 consecutive trading days.

The initial exchange price of $40.63 represents a premium of approximately 25% to the closing price of the Company’s common stock on the issuance date of $32.50 per share. If exchanged in accordance with their terms, the debentures will be settled in cash up to their principal amount and any remaining exchange value will be settled, at our option, in cash, the Company’s common stock or a combination thereof. In accordance with the exchange rate terms of the debentures the Company has reserved approximately 8.8 million shares of its authorized common stock, $.01 par value, for potential future issuance upon the exchange of the debentures. Such amount is based on an exchange rate of 30.7692 common shares per $1,000 of principal amount of debentures. Although we have reserved these shares pursuant to the exchange rate terms, we believe the issuance of our shares, if any, would be significantly less than 8.8 million shares. The debentures are guaranteed by the Company. We have the option to redeem the debentures beginning June 18, 2010 for the principal amount plus accrued and unpaid interest. Holders of the debentures have the right to require us to repurchase their debentures at 100% of the principal amount thereof plus accrued and unpaid interest on June 15, 2010, June 15, 2015 and June 15, 2020 or, in the event of certain change in control transactions, prior to June 15, 2010.

The limited partners’ minority interest in the Operating Partnership (“Limited Partner Equity”), which is reflected on the accompanying balance sheets, is reported at an amount equal to the limited partners’ ownership percentage of the net equity of the Operating Partnership at the end of reporting period. The Limited Partner Equity is adjusted at the end of the period to reflect the ownership percentages at that time. The Limited Partner Equity was approximately 3.2% and 4.3% at December 31, 2005 and 2004, respectively.

The following table sets forth the Company’s annual dividend rates and dividends paid on each class of its common and preferred stock for each of the years ended December 31:

	2005	2004	2003
Common stock:
Dividend rate	$1.698	$1.698	$1.698

Dividends paid (in thousands)	$139,764	$111,857	$81,638

Class B common stock (a):
Dividend rate	$—	$—	$2.588

Dividends paid (in thousands)	$—	$1,744	$25,665

Series A preferred stock (b):
Dividend rate	$—	$1.906	$1.906

Dividends paid (in thousands)	$—	$14,988	$16,842

Series B preferred stock (c):
Dividend rate	$—	$—	$2.213
Dividends paid (in thousands)	$—	$787	$4,425

(a)     On November 25, 2003, the Company elected to exchange all of its then outstanding Class B common stock for an equal number of shares of its common stock. Final cash dividends on the Class B common stock were paid during January 2004, which relate to the period from November 1, 2003 through November 25, 2003.

(b)    During 2004, the Company purchased or redeemed 6,947,567 shares of its Series A preferred stock for approximately $181.0 million, including accumulated and unpaid dividends. In addition, 1,886,933 shares of Series A preferred stock were exchanged for common stock of the Company at the election of the Series A preferred stockholders. As a result of these transactions, there was no Series A preferred stock outstanding at December 31, 2004. The dividend rate of $1.906 represents the annualized per share dividend rate without regard to the aforementioned transactions. In addition, the dividends paid of approximately $15.0 million during 2004 excludes cash redemption charges of approximately $5.2 million.

(c)     In January 2004, the Company exercised its option to redeem 2.0 million shares, or 100%, of its then outstanding Series B preferred stock for approximately 1,958,000 shares of its common stock. Final cash dividends on the Series B preferred stock were paid during January 2004, which related to the period from November 1, 2003 through January 4, 2004.

The Board of Directors of the Company initially authorized the purchase of up to 5.0 million shares of the Company’s common stock. Transactions conducted on the New York Stock Exchange have been, and will continue to be, effected in accordance with the safe harbor provisions of the Securities Exchange Act of 1934 and may be terminated by the Company at any time. Since the Board’s initial authorization, the Company has purchased 3,318,600 shares of its common stock for an aggregate purchase price of approximately $71.3 million. In June 2004, the Board of Directors re-set the Company’s common stock repurchase program back to 5.0 million shares. No purchases have been made since March 2003.

The Operating Partnership has issued and outstanding 1,200 preferred units of limited partnership interest with a liquidation preference value of $1,000 per unit and a stated distribution rate of 7.0%, which is subject to reduction based upon the terms of their initial issuance (the “Preferred Units”). The terms of the Preferred Units provide for this reduction in distribution rate in order to address the effect of certain mortgages with above market interest rates which were assumed by the Operating Partnership in connection with properties contributed to the Operating Partnership in 1998. As a result of the aforementioned reduction, there are currently no distributions being made on the Preferred Units.

In October 2000, the Company instituted a Shareholder Rights Plan (the “Rights Plan”) designed to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price. Under the Rights Plan, each shareholder receives one Right to acquire one one-thousandth of a share of a series of junior participating preferred stock at an initial purchase price of $84.44 for each share of the Company’s outstanding common stock owned. The Rights will be exercisable only if a person or group acquires, or announces an intention to acquire, 15% or more of the Company’s common stock, or announces a tender offer, which would result in beneficial ownership by a person or group of 15% or more of the common stock. If any person acquires 15% or more of the outstanding shares of common stock or if the Company is acquired in a merger after such an acquisition, all Rights holders except the acquiring person will be entitled to purchase the Company’s common stock at a discounted price. The Rights will expire at the close of business on October 13, 2010, unless earlier redeemed by the Company.

In July 2002, as a result of certain provisions of the Sarbanes-Oxley Act of 2002, we discontinued the use of stock loans in our Long Term Incentive Programs (“LTIP”). In connection with LTIP grants made prior to the enactment of the Sarbanes- Oxley Act of 2002, we currently have stock loans outstanding to certain executive officers which were used to purchase 385,000 shares of our common stock. The stock loans were priced at the market prices of our common stock at the time of issuance, bear interest at the mid-term Applicable Federal Rate and are secured by the shares purchased. Such stock loans (including accrued interest) are scheduled to vest and be ratably forgiven each year on the anniversary of the grant date based upon initial vesting periods ranging from seven to ten years. Such forgiveness is based on continued service and in part on the Company attaining certain annual performance measures. These stock loans had an initial aggregate weighted average vesting period of approximately nine years. As of December 31, 2005, there remains 180,714 shares of common stock subject to the original stock loans which are anticipated to vest between 2006 and 2011. Approximately $2.3 million, $2.1 million and $3.1 million of compensation expense was recorded for each of the years ended December 31, 2005, 2004 and 2003, respectively, related to these loans. Such amounts have been included in marketing, general and administrative expenses on the accompanying consolidated statements of income.

The outstanding stock loan balances due from executive officers aggregated approximately $3.8 million and $4.7 million at December 31, 2005 and December 31, 2004, respectively, and have been included as a reduction of additional paid in capital on the accompanying consolidated balance sheets. Other outstanding loans to executive and senior officers at December 31, 2005 and December 31, 2004 amounted to approximately $2.5 million and $2.7 million, respectively, and are included in investments in affiliate loans and joint ventures on the accompanying consolidated balance sheets and are primarily related to tax payment advances on stock compensation awards and life insurance contracts made to certain executive and non-executive officers.

In November 2002 and March 2003, an award of rights was granted to certain executive officers of the Company (the “2002 Rights” and “2003 Rights”, respectively, and collectively, the “Rights”). Each Right represents the right to receive, upon vesting, one share of common stock if shares are then available for grant under one of the Company’s stock option plans or, if shares are not so available, an amount of cash equivalent to the value of such stock on the vesting date. The 2002 Rights vest in four equal annual installments beginning on November 14, 2003 (and shall be fully vested on November 14, 2006). The 2003 Rights were earned on March 13, 2005 and vest in three equal annual installments beginning on March 13, 2005 (and shall be fully vested on March 13, 2007). Dividends on the shares will be held by the Company until such shares become vested, and will be distributed thereafter to the applicable officer. The 2002 Rights also entitle the holder thereof to cash payments in respect of taxes payable by the holder resulting from the 2002 Rights. The 2002 Rights aggregate 62,835 shares of the Company’s common stock and the 2003 Rights aggregate 26,040 shares of common stock. As of December 31, 2005, there remains 15,709 shares of common stock reserved related to the 2002 Rights and 17,360 shares of common stock reserved related to the 2003 Rights. Approximately $465,000, $403,000 and $855,000 of compensation expense was recorded for each of the years ended December 31, 2005, 2004 and 2003, respectively, related to the Rights. Such amounts have been included in marketing, general and administrative expenses on the accompanying consolidated statements of income.

In March 2003, the Company established a new LTIP for its executive and senior officers (the “2003 LTIP”). The four-year plan has a core award, which provides for annual stock based compensation based upon continued service and in part based on the Company attaining certain annual performance measures. The plan also has a special outperformance component in the form of a bonus pool equal to 10% of the total return in excess of a 9% cumulative and compounded annual total return on the Company’s common equity for the period through the four-year anniversary after the date of grant (the “Special Outperformance Pool”). The aggregate amount payable to such officers from the Special Outperformance Pool is capped at an amount calculated based upon a total cumulative and compounded annual return on the common equity of 15%. An officer’s special outperformance award represents an allocation of the Special Outperformance Pool and will become vested on the fourth anniversary of the date of grant, provided that the officer remains in continuous employment with the Company or any of its affiliates until such date, and the Company has achieved on a cumulative and compounded basis, during the four fiscal years completed on the applicable anniversary date, a total return to holders of the common equity that (i) is at or above the 60th percentile of the total return to stockholders achieved by members of the peer group during the same period and (ii) equals at least 9% per annum. Special outperformance awards will be paid in cash; however, the Compensation Committee, in its sole discretion, may elect to pay such an award in shares of common stock, valued at the date of vesting, if shares are available at such time under any of the Company’s existing stock option plans. The LTIP provides that no dividends or dividend equivalent payments will accrue with respect to the special outperformance awards. On March 13, 2003, the Company made available 827,776 shares of its common stock under its existing stock option plans in connection with the core award of the 2003 LTIP for certain of its executive and senior officers. During May 2003, the special outperformance awards of the 2003 LTIP were amended to increase the per share base price above which the four year cumulative return is measured from $18.00 to $22.40.

The Board of Directors approved an amendment to the 2003 LTIP to revise the peer group used to measure relative performance. The amendment eliminated the mixed office and industrial companies and added certain other “pure office” companies in order to revise the peer group to office sector companies. The Board has also approved the revision of the performance measurement dates for future vesting under the core component of the 2003 LTIP from the anniversary of the date of grant to December 31 of each year. This was done in order to have the performance measurement coincide with the performance period that the Company believes many investors use to judge the performance of the Company.

On December 27, 2004, the Operating Partnership entered into definitive agreements with certain executive and senior officers of the Company to revise their incentive awards under the 2003 LTIP. The revised agreements provide for (i) the rescission of the unvested portion of their core awards and (ii) an award in exchange for the rescinded core awards of an equal number of units of a new class of limited partnership interests (“LTIP Units”) of the Operating Partnership.

Each executive and senior officer participating in the 2003 LTIP was offered the option to retain all or a portion of his core awards or to rescind them in exchange for new awards of LTIP Units. On December 27, 2004, certain executive and senior officers accepted such offer and thereby amended their Amended and Restated Long-Term Incentive Award Agreement to cancel, in the aggregate, 362,500 shares of restricted stock of the Company representing all or a portion of their unvested core award, and received an equal number of LTIP Units.

The revised awards under the 2003 LTIP were designed to provide the potential for executives to retain a greater equity interest in the Company by eliminating the need for executives to sell a portion of the core awards immediately upon vesting in order to satisfy personal income taxes which are due upon vesting under the original core awards.

With respect to the 2003 LTIP, the Company met its annual performance measure with respect to the 2005, 2004 and 2003 annual measurement periods, respectively. As a result, the Company issued to the participants of the 2003 LTIP 86,111, 102,779 and 206,944 shares of its common stock, respectively, related to the core component of the 2003 LTIP.

The terms of each award of LTIP Units are substantially similar to those of the core awards under the 2003 LTIP. The vesting, performance hurdles and timing for vesting remain unchanged. However, an LTIP Unit represents an equity interest in the Operating Partnership, rather than the Company. At issuance, the LTIP Unit has no value but may over time accrete to a value equal to (but never greater than) the value of one share of common stock of the Company (a “REIT Share”). Initially, LTIP Units will not have full parity with OP Units with respect to liquidating distributions. Upon the occurrence of certain “triggering events,” the Operating Partnership will revalue its assets for the purpose of the capital accounts of its partners and any increase in valuation of the Operating Partnership’s assets from the date of the issuance of the LTIP Units through the “triggering event” will be allocated to the capital accounts of holders of LTIP Units until their capital accounts are equivalent to the capital accounts of holders of OP Units. If such equivalence is reached, LTIP Units would achieve full parity with OP Units for all purposes, and therefore accrete to an economic value equivalent to REIT Shares on a one-for-one basis. After two years from the date of grant, if such parity is reached, vested LTIP Units may be redeemed for cash in an amount equal to the then fair market value of an equal number of REIT Shares or converted into an equal number of OP Units, as determined by the Company’s Compensation Committee. However, there are circumstances under which such economic equivalence would not be reached. Until and unless such economic equivalence is reached, the value that the officers will realize for vested LTIP Units will be less than the value of an equal number of REIT Shares. In addition, unlike core awards under the 2003 LTIP (wherein dividends that accumulate are paid upon vesting), LTIP Units will receive the same quarterly distributions as OP Units on a current basis, thus providing full dividend equivalence with REIT Shares. At the scheduled March 2005 vesting date, the specified performance hurdles were met, and officers that received LTIP Units received a one-time cash payment that represented payment of the full vested amount of the accrued unpaid dividends under the core award of the 2003 LTIP through December 27, 2004, the issuance date of the LTIP Units. In addition, the officers, in the aggregate, vested in 104,167 LTIP Units. At the scheduled March 2006 vesting date, the specified performance hurdles were met and officers that received LTIP Units, in the aggregate, vested in 120,833 LTIP Units. In order to more closely replicate the terms of the core awards being rescinded, the Company also entered into agreements with three executive officers, which provide that in the event of a change of control the executive shall receive the equivalent value of one REIT Share for each LTIP Unit.

In March 2005, following the recommendation of the Compensation Committee, eight senior and executive officers of the Company were awarded, in the aggregate, 272,100 LTIP Units to continue to incentivize them for the long-term (the “2005 LTIP Unit Grants”). Each such LTIP Unit awarded is deemed equivalent to an award of one share of common stock reserved under one of the Company’s stock option plans, reducing availability for other equity awards on a one-for-one basis. The terms of the 2005 LTIP Unit Grants are generally consistent with the terms of the 2003 LTIP, including with respect to the impact upon vesting in the event of a change of control.

As a result of the foregoing, there remains 69,443 shares of common stock reserved for future issuance under the core award of the 2003 LTIP and 409,600 shares of common stock reserved for issuance with respect to the issuance of LTIP Units. With respect to the core award of the 2003 LTIP, the Company recorded approximately $1.2 million, $2.8 million and $2.6 million of compensation expense for each of the years ended December 31, 2005, 2004 and 2003, respectively. In addition, with respect to the LTIP Units and the 2005 LTIP Unit Grants, the Company recorded compensation expense of approximately $2.9 million for the year ended December 31, 2005. Such amount has been included in marketing, general and administrative expenses on the accompanying consolidated statements of income. Based on the terms of the 2003 LTIP, potential outcomes of the Special Outperformance Pool are estimated to range from $0, assuming the requisite four year cumulative performance measures are not met, to a maximum of approximately $35.0 million, assuming relative peer group performance measures are met and a 15% cumulative and compounded return on common equity. During the three months ended December 31, 2005, we recorded approximately $23.5 million of compensation expense with respect to the Special Outperformance Pool. This amount is calculated on the closing stock price of our common stock on December 31, 2005 and is based on management’s determination of the probability of requisite performance measures being met. The accrual represents approximately 70% of the total estimated Special Outperformance Pool reflecting the service period through December 31, 2005.

Compensation expense with respect to the core component of the 2003 LTIP, which relates to the Company attaining certain annual performance measures, is recognized in accordance with paragraph 26 of Statement No. 123 as a “target stock price” plan. Under this type of plan, compensation expense is recognized for the target stock price awards whether or not the targeted stock price condition is achieved as long as the underlying service conditions are achieved. Accordingly, we obtained an independent third party valuation of the 2003 LTIP awards and recognize compensation expense on a straight-line basis through the vesting period for awards to employees who remain in service over the requisite period regardless of whether the target stock price has been reached.

Compensation expense with respect to the core component of the 2003 LTIP, which relates to the continued service of the grantee, is recognized in accordance with Statement No. 123 in which compensation expense is recognized on a straight- line basis through the vesting period based on the fair market value of the stock on the date of grant.

As a result of the election of certain executive and senior officers to exchange all or a portion of their 2003 LTIP into an equal number of LTIP Units we again obtained an independent third party valuation of the newly granted LTIP Units and determined that the fair value of the LTIP Units was not greater than the exchanged 2003 LTIP awards on the date of the exchange. As such, compensation expense to be recognized, on a straight-lined basis, over the vesting period of the LTIP Units equals the amount of unamortized compensation expense cost for the 2003 LTIP awards as of the exchange date.

On January 1, 2006, we adopted Statement No. 123R and have determined that the adoption of Statement No. 123R will have no material impact on our consolidated financial statements.

The following table sets forth our reconciliation of numerators and denominators of the basic and diluted net income per weighted average common share and the computation of basic and diluted net income per weighted average share for the Company’s common stock as required by Statement No. 128 for the years ended December 31 (in thousands except for earnings per share data):

	2005	2004	2003

Numerator:
Income before discontinued operations, dividends to preferred shareholders and income allocated to Class B shareholders	$128,809	$52,159	$28,462
Discontinued operations (net of share applicable to limited partners and Class B common shareholders)	68,832	18,269	120,436
Dividends to preferred shareholders	—	(12,236)	(21,267)
Redemption charges on Series A preferred stock	—	(15,812)	—
(Income) allocated to Class B common shareholders	—	—	(2,665)

Numerator for basic and diluted net income per share Share	$197,641	$42,380	$124,966

Denominator:
Denominator for basic net income per share-weighted average common shares	82,082	68,871	49,092
Effect of dilutive securities:
Common stock equivalents	433	364	170

Denominator for diluted net income per common share-adjusted weighted average shares and assumed conversions	82,515	69,235	49,262

Basic net income per common share:
Basic net income	$.49	$.35	$.10
Gain on sales of real estate	1.08	—	—
Discontinued operations	.84	.27	2.45

Basic net income per common share	$2.41	$.62	$2.55

Diluted net income per common share:
Diluted net income	$.49	$.35	$.10
Gain on sales of real estate	1.08	—	—
Discontinued operations	.83	.26	2.44

Diluted net income per common share	$2.40	$.61	$2.54

In calculating diluted net income per weighted average common share, the Company takes into consideration any security that may be potentially dilutive with respect to its common stock. Securities considered to be potentially dilutive include, to the extent outstanding, stock option grants, Class B common stock, Series A preferred stock and Series B preferred stock. OP Units have a distribution rate equivalent to a share of common stock and are convertible into common stock on a one for one basis. As such, OP Units are not dilutive with respect to the common stock.

The following table sets forth our reconciliation of numerators and denominators of the basic and diluted net income per weighted average common share and the computation of basic and diluted net income per weighted average share for the Company’s Class B common stock as required by Statement No. 128 for the year ended December 31, 2003 (in thousands except for earnings per share data):

2003

Numerator:
Income before discontinued operations, dividends to preferred shareholders and income allocated to common shareholders	$28,462
Discontinued operations (net of share applicable to limited partners and common shareholders)	14,623
Dividends to preferred shareholders	(21,267)
(Income) allocated to common shareholders	(4,530)

Numerator for basic and diluted net income per share	$17,288

Denominator:
Denominator for basic net income per share—weighted average Class B common shares	8,910
Effect of dilutive securities:
Common stock equivalents	170

Denominator for diluted net income per Class B common share— adjusted weighted average shares and assumed conversions	9,080

Basic net income per Class B common share:
Basic net income	$.30
Gain on sales of real estate	—
Discontinued operations	1.64

Basic net income per Class B common share	$1.94

Diluted net income per Class B common share:
Diluted net income	$.29
Gain on sales of real estate	—
Discontinued operations	1.61

Diluted net income per Class B common share	$1.90

Our computation for purposes of calculating the diluted weighted average Class B common shares outstanding is based on the assumption that the Class B common stock is converted into our common stock.

Employee Stock Option Plans and Related Disclosures

We have six outstanding stock option plans (the “Plans”) which are utilized for the purpose of attracting and retaining executive officers, directors and other key employees.

The following table sets forth the authorized shares of common stock which have been reserved for issuance under the Plans, the options granted under the Plans and their corresponding exercise price range per share as of December 31, 2005:

	Common shares	Options	Exercise price range(1)		Outstanding and
	reserved	granted (1) (2)	from	to	unexercised

Amended and Restated 1995 Stock Option Plan	1,500,000	1,545,038	$12.04	$25.56	104,584

1996 Employee Stock Option Plan	400,000	269,600	$19.67	$26.13	27,950

Amended and Restated 1997 Stock Option Plan	3,000,000	2,525,965	$22.67	$27.04	819,450

1998 Stock Option Plan	3,000,000	2,286,501	$17.75	$25.67	456,350

Amended and Restated 2002 Stock Option Plan	1,500,000	—	—	—	—

2005 Stock Option Plan	2,000,000	—	—	—	—

Total	11,400,000	6,627,104			1,408,334

(1)      Exercise prices have been split adjusted, where applicable.

(2)      Inclusive of options subsequently forfeited by grantees which were re-granted by the Company and exclusive of share grants.

Options granted to employees generally vest in three equal installments on the first, second and third anniversaries of the date of the grant.

The independent directors of the Company have been granted options to purchase in the aggregate 22,250 shares of common stock pursuant to the Amended and Restated 1995 Stock Option Plan at exercise prices ranging from $21.31 to $25.56 per share and options to purchase in the aggregate 24,250 shares of common stock pursuant to the Amended and Restated 1997 Stock Option Plan at exercise prices ranging from $24.70 to $25.23 per share. The options granted to the independent directors were exercisable on the date of the grant and remain unexercised.

In addition, the Company has issued 4,000 shares and reserved 16,686 shares of its common stock under its Amended and Restated 2002 Stock Option Plan for issuance to the independent directors of the Company as part of their compensation for their current and prior terms. Such common stock may not be sold until such time as the director is no longer a member of our Board.

Former independent directors of our Board were previously granted options to purchase, in the aggregate, 156,250 shares of common stock pursuant to the Amended and Restated 1995 Stock Option Plan and options to purchase, in the aggregate, 18,750 shares of common stock pursuant to the Amended and Restated 1997 Stock Option Plan. Certain of these former independent directors exercised 83,000 options during 2004, resulting in proceeds to the Company of approximately $1.5 million. During 2005, no options were exercised by the former independent directors of the Company.

During 2005 and 2004, we received approximately $14.1 million and $62.2 million from the exercise of 571,194 stock options and 2,706,378 stock options, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our Plans have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of its employee stock options.

The following table summarizes our stock option activity and related information:

	Options	Weighted- average exercise price

Outstanding—January 1, 2003	4,913,570	$24.17

Granted	—	—
Exercised	(58,809)	$17.57
Forfeited	(90,917)	$24.65

Outstanding—December 31, 2003	4,763,844	$24.26

Granted	13,229	$24.42
Exercised	(2,783,128)	$22.90
Forfeited	(3,417)	$24.26

Outstanding—December 31, 2004	1,990,528	$24.69

Granted	—	$—
Exercised	(571,194)	$24.69
Forfeited	(11,000)	$23.77

Outstanding—December 31, 2005	1,408,334	$24.70

The following table sets forth the weighted average fair value of options granted for the years ended December 31, and the weighted average per share exercise price and vested options exercisable at December 31:

	2005	2004	2003

Weighted average fair value of options granted	$—	$1.37	$—
Weighted average per share exercise price	$24.80	$24.91	$23.82
Vested options exercisable	1,408,334	1,990,528	4,715,511

Exercise prices for options outstanding, under all Plans, as of December 31, 2005 ranged from $15.48 per share to $27.04 per share. The weighted average remaining contractual life of those options is approximately 2.68 years.

8. Related Party Transactions

In connection with our IPO, we were granted ten-year options to acquire ten properties (the “Option Properties”) which were either owned by certain Rechler family members who were also executive officers of the Company, or in which the Rechler family members owned a non-controlling minority interest, at prices based upon an agreed upon formula. During November 2003, in connection with the sale of all but three of our

95 property, 5.9 million square foot, Long Island industrial building portfolio to members of the Rechler family, four of the five remaining options (the “Remaining Option Properties”) were terminated along with management contracts relating to three of the properties. In addition, as a result of the sale of the aforementioned properties to members of the Rechler family we recorded a gain, net of limited partner’s minority interest, of approximately $115 million. Approximately $204 million of cash sales proceeds received were used to repay borrowings under our Credit Facility. In connection with this closing and the settlement of the employment contracts of the departing Rechler family members, we incurred net restructuring charges of approximately $11.6 million.

As part of the Company’s REIT structure it is provided management, leasing and construction related services through taxable REIT subsidiaries as defined by the Code. These services are currently provided by the Service Companies. During the years ended December 31, 2005 and 2004, RCD billed approximately $31,000 and $859,000, respectively, of market rate services and Reckson Management Group, Inc. (“RMG”) billed approximately $285,000 and $280,000, respectively, of market rate management fees to the Remaining Option Properties.

RMG leases approximately 26,000 square feet of office space at the Remaining Option Property located at 225 Broadhollow Road, Melville, NY for its corporate offices at an annual base rent of approximately $809,000. During 2005, RMG exercised a termination option for its corporate offices allowing us to terminate the lease on November 30, 2006 without penalty. RMG also leases 10,722 square feet of warehouse space used for equipment, materials and inventory storage at a property owned by certain members of the Rechler family at an annual base rent of approximately $79,000. In addition, commencing April 1, 2004, RCD has been leasing approximately 17,000 square feet of space at 225 Broadhollow Road, Melville, NY, which is scheduled to terminate on September 30, 2006. Base rent of approximately $495,000 and $360,000 was paid by RCD during the years ended December 31, 2005 and 2004, respectively. Commencing in April 2005, RCD sub-let the entire 17,000 square feet to a third party for approximately $35,000 per month through RCD’s September 2006 lease termination date.

On March 28, 2005, an entity (“REP”) owned by members of the Rechler family (excluding Scott Rechler, but including his father, Roger, and brother, Gregg) exercised a Right of First Refusal (which was granted in connection with the 2003 sale of the industrial portfolio by us) to acquire a vacant parcel of land for a purchase price of $2.0 million. We have agreed to provide REP with the option to defer the closing on the purchase until September 2006, for a non-refundable deposit of $400,000 and a fee of $10,666 per month for each month that the closing is deferred. In connection therewith, REP agreed to settle a dispute concerning an easement on a separate parcel of land owned by us adjacent to one of the properties transferred to REP in November 2003.

A company affiliated with an independent director of the Company leases 15,566 square feet in a property owned by us at an annual base rent of approximately $430,000.

During November 2005 we purchased 11 pieces of art which have historically been on display in certain of our buildings for approximately $170,000 from an entity owned by certain members of the Rechler family. The purchase prices were reviewed by an independent art dealer and approved by the independent directors.

During 1997, the Company formed FrontLine Capital Group (“FrontLine”) and Reckson Strategic Venture Partners, LLC (“RSVP”), a real estate venture capital fund whose common equity is held indirectly by FrontLine. In connection with the formation and subsequent spin-off of FrontLine, the Operating Partnership established an unsecured credit facility with FrontLine (the “FrontLine Facility”) in the amount of $100.0 million. The Operating Partnership also approved the funding of investments of up to $110.0 million relating to REIT-qualified investments through RSVP-controlled joint ventures or advances made to FrontLine under an additional unsecured loan facility (the “RSVP Facility”) having terms similar to the FrontLine Facility (advances made under the RSVP Facility and the FrontLine Facility hereafter, the “FrontLine Loans”). To date, approximately $59.8 million has been funded to RSVP-controlled joint ventures and $142.7 million through the FrontLine Loans (collectively, the “RSVP/FLCG Investments”) on which we accrued interest (net of reserves) of approximately $19.6 million.

A committee of the Board of Directors, comprised solely of independent directors, considers any actions to be taken by the Company in connection with the RSVP/FLCG Investments and during 2001, based on our assessment of value and recoverability of the RSVP/FLCG Investments and considering the findings and recommendations of the committee and its financial advisor, we recorded a $163.0 million valuation reserve charge, inclusive of anticipated costs against the carrying cost of the RSVP/FLCG Investments. In addition, we have discontinued the accrual of interest income with respect to the FrontLine Loans and have also reserved against our share of GAAP equity in earnings, if any, from the RSVP-controlled joint ventures funded until such income is realized through cash distributions.

FrontLine is in default under the FrontLine Loans and on June 12, 2002, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code.

In September 2003, RSVP completed the restructuring of its capital structure and management arrangements whereby a management company formed by its former managing directors, whose contracts as managing directors were terminated, has been retained to manage RSVP pursuant to a management agreement. The management agreement, which has a term of three years and is subject to early termination in the event of the disposition of all of the assets of RSVP, provides for an annual base management fee and disposition fees equal to 2% of the net proceeds received by RSVP on asset sales (the “Fees”). The Fees are subject to a maximum over the term of the agreement of $7.5 million. In addition, the former managing directors of RSVP retained a one-third residual interest in RSVP’s assets which is subordinated to the distribution of an aggregate amount of $75.0 million to RSVP and/or us in respect of RSVP-controlled joint ventures.

In connection with RSVP’s capital restructuring, RSVP and certain of its affiliates obtained a $60.0 million secured loan (the “RSVP Secured Loan”). On November 3, 2005, the outstanding balance of the RSVP Secured Loan was repaid primarily with proceeds received from the sale of certain assisted living related assets.

The net carrying value of our investments in the RSVP/FLCG Investments of approximately $55.2 million was reassessed with no change by management as of December 31, 2005. Such amount is included in investments in affiliate loans and joint ventures on our consolidated balance sheet.

Scott H. Rechler, who serves as our Chief Executive Officer, President and Chairman of the Board, serves as CEO and Chairman of the Board of Directors of FrontLine and is its sole board member. Scott H. Rechler also serves as a member of the management committee of RSVP and serves as a member of the Board of Directors of American Campus Communities, a company formally owned by RSVP.

In November 2004, a joint venture in which RSVP owns approximately 47% executed a binding agreement to contribute its Catskills, NY resort properties (excluding residentially zoned land) to Empire Resorts Inc. (NASDAQ: NYNY) (“Empire”) for consideration of 18.0 million shares of Empire’s common stock and the right to appoint five members of their Board of Directors. On December 29, 2005, the agreement was terminated and the joint venture received options to purchase approximately 5.2 million options of common stock of Empire at a price of $7.50 per share. The options will be exercisable until December 29, 2006.

9. Fair Value of Financial Instruments

In accordance with FASB Statement No. 107, “Disclosures About Fair Value of Financial Instruments”, management has made the following disclosures of estimated fair value at December 31, 2005 as required by FASB Statement No. 107.

Cash and cash equivalents, tenant receivables, deferred rents receivable, prepaid expenses and other assets, accrued expenses and other liabilities, deferred revenues and tenant security deposits and variable rate debts are carried at amounts which reasonably approximate their fair values.

The fair value of our long-term debt and Notes Receivable Investments is estimated based on discounting future cash flows at interest rates that management believes reflects the risks associated with long-term debt and notes receivable of similar risk and duration. At December 31, 2005, the estimated aggregate fair value of our Notes Receivable Investments approximated their carrying value and the aggregate fair value of our long term debt exceeded its carrying value by approximately $72.2 million.

Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

10. Rental Income

Our properties are being leased to tenants under operating leases. The minimum rental amount due under certain leases is generally either subject to scheduled fixed increases or indexed escalations. In addition, the leases generally also require that the tenants reimburse us for increases in certain operating costs and real estate taxes above base year costs.

Contractual future minimum rents, excluding those future minimum rents from properties classified as held for sale, to be received over the next five years and thereafter from leases in effect at December 31, 2005 are as follows (in thousands):

2006	$425,551
2007	406,981
2008	379,703
2009	358,186
2010	321,211
Thereafter	1,852,637

$3,744,269

Future minimum rents from those properties classified as held for sale at December 31, 2005 over the next five years and thereafter aggregated approximately $51.0 million.

11. Segment Disclosure

We own all of the interests in our real estate properties directly or indirectly through the Operating Partnership. Our portfolio consists of Class A office properties located within the New York City metropolitan area and Class A suburban office and flex properties located and operated within the Tri-State Area (the “Core Portfolio”). We have formed an Operating Committee that reports directly to the President and Chief Financial Officer who have been identified as the Chief Operating Decision Makers due to their final authority over resource allocation, decisions and performance assessment.

We do not consider (i) interest incurred on our Credit Facility, Bridge Facility and Senior Unsecured Notes, (ii) the operating performance of those properties reflected as discontinued operations on our consolidated statements of income, (iii) the operating results of the Service Companies and (iv) restructuring charges as part of our Core Portfolio’s property operating performance for purposes of our component disclosure set forth below.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. In addition, historical amounts have been adjusted to give effect to our discontinued operations in accordance with Statement No. 144.

The following tables set forth the components of our revenues and expenses and other related disclosures, as required by FASB Statement No. 131, “Disclosures About Segments of an Enterprise and Related Information”, for the years ended December 31 (in thousands):

	2005
	Core Portfolio	Other	Consolidated Totals
Property operating revenues:
Base rents, tenant escalations and reimbursements	$546,148	$—	$546,148

Expenses:
Property operating expenses	219,041	—	219,041
Marketing, general and administrative	17,511	14,927	32,438
Depreciation and amortization	125,213	1,449	126,662

Total operating expenses	361,765	16,376	378,141

Operating income (loss)	184,383	(16,376)	168,007

Non-Operating Income and Expenses
Gains on sales of real estate	92,130	—	92,130
Interest, investment and other income	4,645	21,260	25,905
Interest:
Expense	(39,464)	(71,427)	(110,891)
Amortization of deferred financing costs	(1,426)	(2,740)	(4,166)
Long term incentive compensation expense	—	(23,534)	(23,534)

Total non-operating income and expenses	55,885	(76,441)	(20,556)

Income (loss) before minority interests, equity in earnings of real estate joint ventures and discontinued operations	$240,268	$(92,817)	$147,451

Total assets	$3,268,531	$542,675	$3,811,206

	2004
	Core Portfolio	Other	Consolidated Totals
Property operating revenues:
Base rents, tenant escalations and reimbursements	$493,381	$—	$493,381

Expenses:
Property operating expenses	199,133	—	199,133
Marketing, general and administrative	16,469	13,498	29,967
Depreciation and amortization	110,210	1,555	111,765

Total operating expenses	325,812	15,053	340,865

Operating income (loss)	167,569	(15,053)	152,516

Non-Operating Income and Expenses
Interest, investment and other income	9,459	9,584	19,043
Interest:
Expense	(56,978)	(38,942)	(95,920)
Amortization of deferred financing costs	(1,021)	(2,700)	(3,721)

Total non-operating income and expenses	(48,540)	(32,058)	(80,598)

Income (loss) before minority interests, preferred dividends and distributions, equity in earnings of a real estate joint venture and discontinued operations	$119,029	$(47,111)	$71,918

Total assets	$2,524,825	$642,783	$3,167,608

	2003
	Core Portfolio	Other	Consolidated Totals
Property operating revenues:
Base rents, tenant escalations and reimbursements	$410,657	$—	$410,657

Expenses:
Property operating expenses	164,931	—	164,931
Marketing, general and administrative	15,124	16,318	31,442
Depreciation and amortization	93,741	3,988	97,729

Total operating expenses	273,796	20,306	294,102

Operating income (loss)	136,861	(20,306)	116,555

Non-Operating Income and Expenses
Interest, investment and other income	2,974	21,235	24,209
Interest:
Expense	(49,796)	(28,784)	(78,580)
Amortization of deferred financing costs	(1,077)	(2,162)	(3,239)
Restructuring charges—net	—	(11,580)	(11,580)

Total non-operating income and expenses	(47,899)	(21,291)	(69,190)

Income (loss) before minority interests, preferred dividends and distributions, equity in earnings of real estate joint ventures and discontinued operations	$88,962	$(41,597)	$47,365

Total assets	$2,037,097	$709,898	$2,746,995

12. Non-Cash Investing and Financing Activities

Additional supplemental disclosures of non-cash investing and financing activities are as follows:

On January 1, 2005 and March 14, 2005, certain limited partners in the Operating Partnership exchanged 263,340 OP Units and 513,259 OP Units, respectively, for an equal number of shares of the Company’s common stock which were valued at approximately $24.8 million, in the aggregate.

In May 2005, we acquired an approximate $55.3 million interest in a 15-year loan secured by an indirect interest in a 550,000 square foot condominium in a Class A office tower located at 1166 Avenue of the Americas, New York, NY. This investment replaced our $34.0 million mezzanine loan, including accrued and unpaid interest, to one of the partners owning such condominium interest.

During June 2005, a limited partner exchanged 841,992 OP Units for an equal number of shares of the Company’s common stock, which were priced at $31.60 per share.

On June 20, 2005, as part of the consideration to acquire our joint venture partner’s 40% interest in the property located at 520 White Plains Road, Tarrytown, NY, we issued 127,510 OP Units valued at $31.37 per OP Unit and assumed approximately $4.1 million of secured mortgage indebtedness of the joint venture.

On September 21, 2005, in connection with the Tranche I closing of the RAOC JV, we received non-cash consideration, in the form of (i) LPT Units valued at approximately $42.7 million and (ii) the assignment of approximately $196.1 million of secured mortgage debt.

On September 30, 2005, in connection with a $20.0 million junior mezzanine loan investment, we withheld from the funding approximately $1.6 million to establish an interest reserve which remains under our control.

On November 30, 2005, in connection with the sale of a 70% joint venture interest in One Court Square we received non-cash consideration of $220.5 million related to our joint venture partner’s assumption of 70% of the property’s mortgage debt.

On December 20, 2005, in connection with our sale of 100 Wall Street, we provided the purchaser with mezzanine financing in the amount of $30.0 million.

13. Commitments and Contingencies

The Company has extended the terms of its amended and restated employment and noncompetition agreements with three executive officers, which were scheduled to expire on August 15, 2005, in all respects through April 30, 2006. The Company has also entered into an employment agreement with one additional officer prior to his appointment as an executive officer. This agreement expires in December 2006.

We had undrawn letters of credit outstanding against our Credit Facility of approximately $100,000 and $1.2 million at December 31, 2005 and 2004, respectively.

In connection with the mortgage indebtedness securing nine of the Tranche I properties, which were transferred to the RAOC JV on September 21, 2005, and three of the Tranche III properties scheduled to be transferred to the RAOC JV during October 2006, we have guaranteed to the lender certain customary non-recourse carve-outs, as well as certain obligations relating to the potential termination of a number of leases at four of these properties. We have also guaranteed to the lender certain capital requirements related to these properties. We will be relieved of the customary non-recourse carve-outs and capital requirements upon transfer of the respective properties to the RAOC JV and the RAOC JV meeting a net worth test of at least $100.0 million. We will be relieved of all but two of the lease related obligations upon transfer of the respective properties to the RAOC JV and the RAOC JV meeting a net worth test of at least $200.0 million. The RAOC JV has agreed to indemnify us for any loss, cost or damage it may incur pursuant to our guaranty of these obligations. As of December 31, 2005, the RAOC JV met the $100.0 million net worth threshold and there remain approximately $18 million of aggregate guarantees outstanding.

14. Income Taxes

The following table sets forth our reconciliation of GAAP net income to taxable income for the years ended December 31 (in thousands and unaudited):

	2005 (estimated)	2004	2003

GAAP net income	$197,641	$70,428	$163,521
Minority interests and distributions to preferred unit holders	22,675	23,884	33,176

	220,316	94,312	196,697
Add: GAAP depreciation and amortization	124,400	122,638	109,239
Less: Tax depreciation and amortization	(73,058)	(76,715)	(69,839)
GAAP/tax difference on gains/losses from capital transactions	(100,351)	13,364	(112,973)
Straight-line rental income adjustment	(28,465)	(16,457)	(16,610)
FAS 141 lease adjustment	(6,891)	(7,340)	—
LTIP accruals	27,483	—	—
Other GAAP/tax differences, net	4,190	3,688	(8,753)

Taxable income before minority interests	167,624	133,490	97,761
Minority interests	(26,693)	(31,558)	(27,431)

Taxable income to REIT	$140,931	$101,932	$70,330

The following table sets forth our reconciliation of cash distributions to the dividends paid deduction for the years ended December 31 (in thousands):

	2005 (estimated)	2004	2003

Total cash distributions	$139,103	$128,881	$129,675
Less: Cash distributions on restricted shares	(329)	478	(1,105)
Return of capital	—	(27,427)	(56,687)

Cash dividends paid	138,774	101,932	71,883
Less: dividends designated to prior year	—	—	—
Add: dividends designated from following year	2,157	—	—

Dividends paid deduction	$140,931	$101,932	$71,883

The following tables set forth the characterization of our taxable distributions per share on our common stock and Class B common stock for the years ended December 31:

Common stock	2005 (estimated)		2004		2003

Ordinary income	$1.081	63.7%	$.911	53.7%	$.640	37.7%
Qualified Dividends	—	—	.041	2.4%	—	—
Return of capital	—	—	.413	24.3%	.897	52.8%
Long-term rate capital gains	.416	24.5%	.149	8.8%	.105	6.2%
Unrecaptured Section 1250 gain	.201	11.8%	.184	10.8%	.056	3.3%

Totals	$1.698	100.0%	$1.698	100.0%	$1.698	100.0%

Class B common stock	2005 (estimated)		2004		2003

Ordinary income	—	—	$.094	53.7%	$.976	37.7%
Qualified Dividends	—	—	.004	2.4%	—	—
Return of capital	—	—	.043	24.3%	1.367	52.8%
Long-term rate capital gains	—	—	.016	8.8%	.160	6.2%
Unrecaptured Section 1250 gain	—	—	.019	10.8%	.085	3.3%

Totals	—	—	$0.176	100.0%	$2.588	100.0%

15. Quarterly Financial Data (Unaudited)

The following summary represents our results of operations for each fiscal quarter during 2005 and 2004 (in thousands, except share amounts):

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total property operating revenues as previously reported	$135,884	$141,802	$145,293	$136,840
Property operating revenues from discontinued operations (a)	(5,696)	(6,431)	(1,544)	—

Total property operating revenues (b)	$130,188	$135,371	$143,749	$136,840

Income before minority interests, equity in earnings of real estate joint ventures and discontinued operations	$19,606	$20,154	$105,270	$2,421
Minority interests	(4,471)	(4,474)	(7,038)	(4,030)
Equity in earnings of real estate joint ventures	151	83	248	889
Discontinued operations (net of minority interests)	2,070	2,003	15,075	49,684

Net income allocable to common shareholders	$17,356	$17,766	$113,555	$48,964

Basic net income per weighted average common share:
Income (loss) from continuing operations	$.18	$.20	$.17	$(.09)
Gains on sales of real estate	—	—	1.03	.08
Discontinued operations	.03	.02	.18	.60

Basic net income per weighted average common share	$.21	$.22	$1.38	$.59

Basic weighted average common shares outstanding	81,100,109	81,882,157	82,544,645	82,776,703
Diluted net income per weighted average common share	$.21	$.22	$1.37	$.59
Diluted weighted average common shares outstanding	81,520,971	82,290,396	83,026,184	83,198,073

(a)      Excludes revenues from discontinued operations which were previously excluded from total revenues as previously reported.

(b)     Amounts have been adjusted to give effect to our discontinued operations in accordance with Statement No. 144.

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total property operating revenues as previously reported	$129,305	$127,243	$130,777	$132,666
Property operating revenues from discontinued operations (a)	(6,981)	(6,953)	(6,697)	(5,979)

Total property operating revenues (b)	$122,324	$120,290	$124,080	$126,687

Income before preferred dividends and distributions, minority interests, equity in earnings of a real estate joint venture and discontinued operations	$20,163	$16,918	$19,815	$15,022
Preferred dividends and distributions	(4,533)	(4,399)	(3,478)	(367)
Redemption charges on Series A preferred stock	—	—	(6,717)	(9,095)
Minority interests	(6,710)	(4,849)	(4,408)	(3,854)
Equity in earnings of a real estate joint venture	114	294	112	83
Discontinued operations (net of minority interests)	6,930	5,079	3,516	2,744

Net income allocable to common shareholders	$15,964	$13,043	$8,840	$4,533

Basic net income per weighted average common share:
Income from continuing operations	$.15	$.11	$.08	$.02
Discontinued operations	.11	.08	.05	.04

Basic net income per weighted average common share	$.26	$.19	$.13	$.06

Basic weighted average common shares outstanding	61,363,097	66,892,096	70,236,721	76,887,346
Diluted net income per weighted average common share	$.26	$.19	$.13	$.06
Diluted weighted average common shares outstanding	61,718,028	67,326,754	70,510,301	77,281,163

(a)      Excludes revenues from discontinued operations which were previously excluded from total revenues as previously reported.

(b)     Amounts have been adjusted to give effect to our discontinued operations in accordance with Statement No. 144.

16. Pro Forma Results (Unaudited)

The following table presents our unaudited pro forma results for the year ended December 31, 2005 as if the property acquisitions and dispositions made during 2005 had occurred on January 1, 2005. Unaudited pro forma financial information is presented for informational purposes only and may not be indicative of what our actual results of operations would have been had the events occurred on January 1, 2005, nor does it purport to represent the results of operations for future periods (in thousands except per share data):

Total revenues	$603,019

Income before minority interests, equity in earnings of real estate joint ventures and discontinued operations	$168,965

Net income available to common shareholders	$216,353

Basic net income per common share	$2.64

RECKSON ASSOCIATES REALTY CORP.
SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
(IN THOUSANDS)

The changes in real estate for each of the periods in the three years ended December 31, 2005 are as follows:

	2005	2004	2003

Real estate balance at beginning of period	$3,195,064	$2,689,812	$2,604,542
Improvements/revaluations	216,443	91,903	73,495
Disposals, including write-off of fully depreciated building improvements	(798,361)	(2,641)	(19,862)
Properties held for sale	(171,352)	(35)	—
Acquisitions	1,034,621	416,025	31,637

Balance at end of period	$3,476,415	$3,195,064	$2,689,812

The changes in accumulated depreciation exclusive of amounts relating to equipment, autos, furniture and fixtures, for each of the periods in the three years ended December 31, 2005 are as follows:

	2005	2004	2003

Balance at beginning of period	$551,018	$449,043	$364,390
Depreciation for period	120,756	103,745	91,028
Disposals, including write-off of fully depreciated building improvements	(93,862)	(1,330)	(6,375)
Accumulated depreciation on assets held for sale	(54,918)	(440)	—

Balance at end of period	$522,994	$551,018	$449,043

RECKSON ASSOCIATES REALTY CORP.
SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2005
(IN THOUSANDS)

Column A	Column B	Column C		Column D		Column E
		Initial Cost		Cost Capitalized, Subsequent to Acquisition		Gross Amount At Which Carried At Close of Period
Description	Encumbrance	Land	Buildings and Improvements	Land	Buildings and Improvements	Land	Buildings and Improvements	Total
50 Charles Lindbergh Boulevard Mitchel Field, New York	—	—	12,089	—	8,701	—	20,790	20,790
48 South Service Road Melville, New York	—	1,652	10,245	—	8,172	1,652	18,417	20,069
395 North Service Road Melville, New York	18,893	—	15,551	—	8,193	—	23,744	23,744
333 Earle Ovington Bou- levard Mitchel Field, New York	51,795	—	67,221	—	26,618	—	93,839	93,839
40 Cragwood Road South Plainfield, New Jersey	—	725	7,131	—	6,584	725	13,715	14,440
60 Charles Lindbergh Boulevard Mitchel Field, New York	—	—	20,800	—	10,805	—	31,605	31,605
1 - 6 Landmark Square Stamford, Connecticut	42,879	11,603	64,466	(1,633)	24,427	9,970	88,893	98,863
72 Eagle Rock Avenue East Hanover, New Jersey	—	803	7,563	—	5,457	803	13,020	13,823
3 University Plaza Hackensack, New Jersey	—	7,894	11,846	—	3,375	7,894	15,221	23,115
Reckson Executive Park Ryebrook, New York	—	18,343	55,028	—	10,538	18,343	65,566	83,909
100 Forge Way Rockaway, New Jersey	—	315	902	—	168	315	1,070	1,385
200 Forge Way Rockaway, New Jersey	—	1,128	3,227	—	594	1,128	3,821	4,949
300 Forge Way Rockaway, New Jersey	—	376	1,075	—	470	376	1,545	1,921
400 Forge Way Rockaway, New Jersey	—	1,142	3,267	—	321	1,142	3,588	4,730
51 Charles Linderbergh Boulevard Mitchel Field, New York	—	—	12,185	—	310	—	12,495	12,495
100 Summit Lake Drive Valhalla, New York	16,211	3,007	41,351	—	6,375	3,007	47,726	50,733
115/117 Stevens Avenue Valhalla, New York	—	1,094	22,490	—	2,576	1,094	25,066	26,160
200 Summit Lake Drive Valhalla, New York	18,460	4,343	37,305	—	11,850	4,343	49,155	53,498
140 Grand Street White Plains, New York	—	1,932	18,744	—	1,060	1,932	19,804	21,736
500 Summit Lake Drive Valhalla, New York	—	7,052	37,309	—	8,021	7,052	45,330	52,382

Column A	Column F	Column G	Column H	Column I
				Life On
				Which
	Accumulated	Date of	Date	Depreciation
Description	Depreciation	Construction	Acquired	is Computed

50 Charles Lindbergh Boulevard Mitchel Field, New York	13,943	1984	1984	10 - 30 Years
48 South Service Road Melville, New York	10,881	1986	1986	10 - 30 Years
395 North Service Road Melville, New York	15,470	1988	1988	10 - 30 Years
333 Earle Ovington Bou- levard Mitchel Field, New York	41,134	1990	1995	10 - 30 Years
40 Cragwood Road South Plainfield, New Jersey	10,093	1970	1983	10 - 30 Years
60 Charles Lindbergh Boulevard Mitchel Field, New York	7,687	1989	1996	10 - 30 Years
1 - 6 Landmark Square Stamford, Connecticut	26,428	1973-1984	1996	10 - 30 Years
72 Eagle Rock Avenue East Hanover, New Jersey	5,183	1986	1997	10 - 30 Years
3 University Plaza Hackensack, New Jersey	5,178	1985	1997	10 - 30 Years
Reckson Executive Park Ryebrook, New York	17,392	1983-1986	1997	10 - 30 Years
100 Forge Way Rockaway, New Jersey	309	1986	1998	10 - 30 Years
200 Forge Way Rockaway, New Jersey	1,152	1989	1998	10 - 30 Years
300 Forge Way Rockaway, New Jersey	516	1989	1998	10 - 30 Years
400 Forge Way Rockaway, New Jersey	936	1989	1998	10 - 30 Years
51 Charles Linderbergh Boulevard Mitchel Field, New York	3,558	1981	1998	10 - 30 Years
100 Summit Lake Drive Valhalla, New York	13,417	1988	1998	10 - 30 Years
115/117 Stevens Avenue Valhalla, New York	6,709	1984	1998	10 - 30 Years
200 Summit Lake Drive Valhalla, New York	13,799	1990	1998	10 - 30 Years
140 Grand Street White Plains, New York	4,958	1991	1998	10 - 30 Years
500 Summit Lake Drive Valhalla, New York	14,833	1986	1998	10 - 30 Years

RECKSON ASSOCIATES REALTY CORP.
SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2005
(IN THOUSANDS)

Column A	Column B	Column C		Column D		Column E
						Gross Amount
				Cost Capitalized,		At Which
				Subsequent to		Carried At
		Initial Cost		Acquisition		Close of Period
			Buildings and		Buildings and		Buildings and
Description	Encumbrance	Land	Improvements	Land	Improvements	Land	Improvements	Total
120 West 45th Street New York, New York	—	28,757	162,809	7,676	10,582	36,433	173,391	209,824
1255 Broad Street Clifton, New Jersey	—	1,329	15,869	—	3,785	1,329	19,654	20,983
810 7th Avenue New York, New York	79,651	26,984	152,767	117	23,343	27,101	176,110	203,211
1350 Avenue of the Americas New York, New York	73,009	19,222	109,168	—	23,282	19,222	132,450	151,672
919 Third Avenue New York, New York	241,305	101,644	205,736	12,795	104,084	114,439	309,820	424,259
360 Hamilton Avenue White Plains, New York	—	2,838	34,606	—	24,453	2,838	59,059	61,897
275 Broadhollow Road Melville, New York	—	3,850	12,958	972	9,841	4,822	22,799	27,621
90 Merrick Avenue East Meadow, New York	—	—	23,804	—	8,866	—	32,670	32,670
120 White Plains Road Tarrytown, New York	—	3,852	24,861	—	4,933	3,852	29,794	33,646
100 White Plains Road Tarrytown, New York	—	79	472	—	79	79	551	630
51 JFK Parkway Short Hills, New Jersey	—	10,053	62,504	—	1,899	10,053	64,403	74,456
680 Washington Boule-vard Stamford, Connecticut	—	4,561	23,698	1,137	649	5,698	24,347	30,045
750 Washington Boule-vard Stamford, Connecticut	—	7,527	31,940	—	293	7,527	32,233	39,760
1305 Walt Whitman Road Melville, New York	—	3,934	24,040	—	853	3,934	24,893	28,827
58 South Service Road Melville, New York	—	1,061	—	6,888	46,209	7,949	46,209	54,158
103 JFK Parkway Short Hills, New Jersey	—	3,098	18,011	217	11,383	3,315	29,394	32,709
1055 Washington Bou-levard Stamford, Connecticut	—	—	31,637	—	1,738	—	33,375	33,375
3 Giralda Farms Madison, New Jersey	—	5,675	17,028	—	5,945	5,675	22,973	28,648
44 Whippany Road Chattam, New Jersey	—	7,500	22,006	—	764	7,500	22,770	30,270
1185 Avenue of the Americas New York, New York	—	—	322,180	—	31,969	—	354,149	354,149
300 Broadhollow Road Melville, New York	—	10,250	31,386	—	2,944	10,250	34,330	44,580

Column A	Column F	Column G	Column H	Column I
				Life On
				Which
	Accumulated	Date of	Date	Depreciation
Description	Depreciation	Construction	Acquired	is Computed
120 West 45th Street New York, New York	38,044	1998	1999	10 - 30 Years
1255 Broad Street Clifton, New Jersey	5,072	1999	1999	10 - 30 Years
810 7th Avenue New York, New York	38,122	1970	1999	10 - 30 Years
1350 Avenue of the Americas New York, New York	26,720	1966	2000	10 - 30 Years
919 Third Avenue New York, New York	49,921	1970	2000	10 - 30 Years
360 Hamilton Avenue White Plains, New York	14,318	2000	2000	10 - 30 Years
275 Broadhollow Road Melville, New York	3,454	1970	1997	10 - 30 Years
90 Merrick Avenue East Meadow, New York	6,635	1985	1997	10 - 30 Years
120 White Plains Road Tarrytown, New York	6,538	1984	1997	10 - 30 Years
100 White Plains Road Tarrytown, New York	95	1984	1997	10 - 30 Years
51 JFK Parkway Short Hills, New Jersey	14,433	1988	1998	10 - 30 Years
680 Washington Boule-vard Stamford, Connecticut	5,497	1989	1998	10 - 30 Years
750 Washington Boule-vard Stamford, Connecticut	7,009	1989	1998	10 - 30 Years
1305 Walt Whitman Road Melville, New York	6,208	1999	1999	10 - 30 Years
58 South Service Road Melville, New York	7,779	2001	1998	10 - 30 Years
103 JFK Parkway Short Hills, New Jersey	6,743	2002	1997	10 - 30 Years
1055 Washington Bou-levard Stamford, Connecticut	2,629	1987	2003	10 - 30 Years
3 Giralda Farms Madison, New Jersey	252	1990	2004	10-30 Years
44 Whippany Road Chattam, New Jersey	975	1985	2004	10-30 Years
1185 Avenue of the Americas New York, New York	22,866	1969	2004	10-30 Years
300 Broadhollow Road Melville, New York	1,396	1989	2004	10-30 Years

RECKSON ASSOCIATES REALTY CORP.
SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2005
(IN THOUSANDS)

Column A	Column B	Column C		Column D		Column E
						Gross Amount
				Cost Capitalized,		At Which
				Subsequent to		Carried At
		Initial Cost		Acquisition		Close of Period
			Buildings and		Buildings and		Buildings and
Description	Encumbrance	Land	Improvements	Land	Improvements	Land	Improvements	Total
32 Windsor Place Islip, New York	—	32	321	—	50	32	371	403
101 JFK Expressway Short Hills, New Jersey	—	4,647	25,878	274	17,605	4,921	43,483	48,404
7 Giralda Farms Madison, New Jersey	—	16,110	34,314	—	—	16,110	34,314	50,424
Reckson Plaza Mitchel Field, New York	—	—	223,500	—	378	—	223,878	223,878
711 Westchester Avenue White Plains, New York	—	5,650	18,202	—	—	5,650	18,202	23,852
701 Westchester Avenue White Plains, New York	—	6,316	20,193	—	—	6,316	20,193	26,509
707 Westchester Avenue White Plains, New York	—	5,356	15,722	—	—	5,356	15,722	21,078
709 Westchester Avenue White Plains, New York	—	4,870	13,992	—	—	4,870	13,992	18,862
777 Westchester Avenue White Plains, New York	—	4,864	15,606	—	—	4,864	15,606	20,470
1025 Westchester Avenue White Plains, New York	—	3,709	10,664	—	—	3,709	10,664	14,373
925 Westchester Avenue White Plains, New York	—	3,704	11,101	—	—	3,704	11,101	14,805
2500 Westchester Avenue White Plains, New York	—	6,626	18,838	—	—	6,626	18,838	25,464
2700 Westchester Avenue White Plains, New York	—	4,654	13,082	—	—	4,654	13,082	17,736
105 Corporate Park Drive White Plains, New York	—	3,434	10,927	—	—	3,434	10,927	14,361
106 Corporate Park Drive White Plains, New York	—	4,108	12,423	—	—	4,108	12,423	16,531
108 Corporate Park Drive White Plains, New York	—	4,287	13,159	—	—	4,287	13,159	17,446
110 Corporate Park Drive White Plains, New York	—	1,553	4,347	—	—	1,553	4,347	5,900
1 Giralda Farms Madison, New Jersey	—	6,062	18,188	—	449	6,062	18,637	24,699
100 Campus Drive Princeton, New Jersey	—	670	1,813	—	675	670	2,488	3,158
104 Campus Drive Princeton, New Jersey	—	1,819	4,917	—	1,221	1,819	6,138	7,957
115 Campus Drive Princeton, New Jersey	—	798	2,158	—	362	798	2,520	3,318

Column A	Column F	Column G	Column H	Column I
				Life On
				Which
	Accumulated	Date of	Date	Depreciation
Description	Depreciation	Construction	Acquired	is Computed
32 Windsor Place Islip, New York	367	1971	1971	10-30 Years
101 JFK Expressway Short Hills, New Jersey	9,735	1981	1997	10-30 Years
7 Giralda Farms Madison, New Jersey	1,053	1997	2005	10-30 Years
Reckson Plaza Mitchel Field, New York	1,862	1984	2005	10-30 Years
711 Westchester Avenue White Plains, New York	108	1978	2005	10-30 Years
701 Westchester Avenue White Plains, New York	—	1981	2005	10-30 Years
707 Westchester Avenue White Plains, New York	—	1978	2005	10-30 Years
709 Westchester Avenue White Plains, New York	—	1979	2005	10-30 Years
777 Westchester Avenue White Plains, New York	—	1971	2005	10-30 Years
1025 Westchester Avenue White Plains, New York	—	1977	2005	10-30 Years
925 Westchester Avenue White Plains, New York	—	1977	2005	10-30 Years
2500 Westchester Avenue White Plains, New York	—	1984	2005	10-30 Years
2700 Westchester Avenue White Plains, New York	—	1984	2005	10-30 Years
105 Corporate Park Drive White Plains, New York	—	1985	2005	10-30 Years
106 Corporate Park Drive White Plains, New York	—	1974	2005	10-30 Years
108 Corporate Park Drive White Plains, New York	—	1973	2005	10-30 Years
110 Corporate Park Drive White Plains, New York	—	1977	2005	10-30 Years
1 Giralda Farms Madison, New Jersey	563	1982	2005	10-30 Years
100 Campus Drive Princeton, New Jersey	926	1987	1997	10-30 Years
104 Campus Drive Princeton, New Jersey	1,626	1987	1997	10-30 Years
115 Campus Drive Princeton, New Jersey	687	1987	1997	10-30 Years

RECKSON ASSOCIATES REALTY CORP.
SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2005
(IN THOUSANDS)

Column A	Column B	Column C		Column D		Column E
						Gross Amount
				Cost Capitalized,		At Which
				Subsequent to		Carried At
		Initial Cost		Acquisition		Close of Period
			Buildings and		Buildings and		Buildings and
Description	Encumbrance	Land	Improvements	Land	Improvements	Land	Improvements	Total
99 Cherry Hill Road Parsippany, New Jersey	—	2,360	7,508	5	2,380	2,365	9,888	12,253
119 Cherry Hill Road Parsippany, New Jersey	—	2,512	7,622	6	1,886	2,518	9,508	12,026
520 White Plains Tarrytown, New York	—	3,462	19,617	387	5,188	3,849	24,805	28,654
Land held for development	—	123,761	—	—	—	123,761	—	123,761
Developments in progress	—	—	99,570	—	—	—	99,570	99,570
Other property	—	—		—	28,947	—	28,947	28,947

Total	$542,203	$524,987	$2,400,937	$28,841	$521,650	$553,828	$2,922,587	$3,476,415

Column A	Column F	Column G	Column H	Column I
				Life On
				Which
	Accumulated	Date of	Date	Depreciation
Description	Depreciation	Construction	Acquired	is Computed

99 Cherry Hill Road Parsippany, New Jersey	2,660	1982	1998	10-30 Years

119 Cherry Hill Road Parsippany, New Jersey	2,619	1982	1998	10-30 Years

520 White Plains Tarrytown, New York	7,877	1981	1996	10-30 Years

Land held for development	—	N/A	Various	N/A
Developments in progress	—
Other property	14,629

Total	$522,994

A   These land parcels, or a portion of the land parcels, on which the building and improvements were constructed are subject to a ground lease.

B    Includes costs incurred to acquire the lessor’s rights to an air rights lease agreement.

The aggregate cost for Federal Income Tax purposes was approximately $3,237 million at December 31, 2005.